EXHIBIT 99.1

Item 6.	Selected Financial Data.

      The following table of selected financial data should be read along with our consolidated financial statements and related notes for 2003, 2002 and 2001 included in Item 8. Consolidated Financial Statements and Supplementary Data.

	At or for the years ended December 31,

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

	(Dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$1,820,146	$1,785,247	$1,971,173	$1,923,699	$1,815,026
Costs and expenses:
Wages and related	1,087,203	1,077,775	1,212,713	1,197,299	1,161,395
Provision for insurance and related items	111,465	85,340	76,099	102,802	75,688
Other operating and administrative	470,069	466,121	511,514	548,760	477,330
Depreciation and amortization	59,148	63,196	63,769	70,865	71,914
Florida insurance reserve adjustment	—	22,179	—	—	—
Special charge and adjustment related to California investigation settlement	(925)	6,300	—	—	—
Special charges and adjustments related to settlements of federal government investigations	—	(9,441)	77,495	—	202,447
Asset impairments, workforce reductions and other unusual items	3,825	46,814	180,443	16,895	23,177
Year 2000 remediation	—	—	—	—	12,402

Total costs and expenses	1,730,785	1,758,284	2,122,033	1,936,621	2,024,353

Income (loss) before other income (expenses)	89,361	26,963	(150,860)	(12,922)	(209,327)
Other income (expenses):
Interest expense	(63,314)	(62,652)	(74,447)	(75,120)	(68,434)
Costs related to early extinguishments of debt	(6,634)	—	—	(354)	(619)
Interest income	5,363	4,689	2,911	2,485	4,198
Net gains (losses) on dispositions	422	2,142	988	2,433	(4,007)
Gains on sales of equity investments	6,686	—	256	1,477	—

Total other expenses, net	(57,477)	(55,821)	(70,292)	(69,079)	(68,862)

Income (loss) before provision for income taxes, discontinued operations and cumulative effect of change in accounting for goodwill	31,884	(28,858)	(221,152)	(82,001)	(278,189)
Provision for (benefit from) income taxes	5,069	6,085	60,056	(30,259)	(105,208)

Income (loss) before discontinued operations and cumulative effect of change in accounting for goodwill	26,815	(34,943)	(281,208)	(51,742)	(172,981)
Discontinued operations, net of taxes of: 2003 — $3,378; 2002 — $0; 2001 — $1,332; 2000 — $7,997; and 1999 — $26,129	53,653	(33,976)	(20,064)	(2,760)	38,334
Cumulative effect of change in accounting for goodwill, net of income taxes of $0(2)	—	(77,171)	—	—	—

Net income (loss)	$80,468	$(146,090)	$(301,272)	$(54,502)	$(134,647)

	At or for the years ended December 31,

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

	(Dollars in thousands, except per share data)
Basic and diluted net income (loss) per share of common stock:
Before discontinued operations and cumulative effect of change in accounting for goodwill	$0.25	$(0.33)	$(2.70)	$(0.51)	$(1.69)
Discontinued operations, net of taxes	0.50	(0.32)	(0.20)	(0.02)	0.38
Cumulative effect of change in accounting for goodwill, net of taxes	—	(0.74)	—	—	—

Net income (loss) per share of common stock	$0.75	$(1.39)	$(2.90)	$(0.53)	$(1.31)

Shares used to compute basic net income (loss) per share	106,582	104,726	104,037	102,452	102,491

Shares used to compute diluted net income (loss) per share	106,920	104,726	104,037	102,452	102,491

Other Financial Data:
Cash flow from operations	$69,861	$116,633	$220,897	$37,010	$189,141
Capital expenditures	43,984	100,103	89,401	76,027	95,414
Consolidated Balance Sheet Data:
Total assets	$1,346,421	$1,349,895	$1,681,070	$1,875,993	$1,982,880
Current portion of long-term debt	13,354	41,463	64,231	227,111	34,052
Long-term debt, excluding current portion	552,873	588,714	677,442	564,247	746,164
Total stockholders’ equity	238,186	153,472	296,497	583,993	641,124
Other Data:
Average occupancy(3)	88.2%	88.0%	86.6%	86.4%	86.6%

(1)	The operations of Matrix, MK Medical, Care Focus, 119 nursing facilities and eight assisted living centers have been reclassified as discontinued operations for all periods presented, including 15 nursing facilities, one assisted living center and a home medical equipment business disposed of during the six months ended June 30, 2004, as well as 24 nursing facilities reclassified as assets held for sale during the six months ended June 30, 2004, since they met the applicable criteria under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(2)	Includes a $77.2 million goodwill impairment charge relating to the 2002 adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

(3)	Calculated by dividing the nursing facilities’ actual patient days by available patient days from continuing operations. Available patient days are calculated by multiplying total calendar days by the number of beds that are operationally ready for use.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

General

      Our business consists principally of providing healthcare services, including the operation of nursing facilities, assisted living centers, hospice and home care centers, outpatient clinics and rehabilitation therapy services. We are one of the largest operators of nursing facilities in the United States. As of July 31, 2004, we operated 356 nursing facilities with a total of 37,422 licensed beds. Our nursing facilities are located in 25 states and the District of Columbia and range in capacity from 24 to 355 licensed beds. As of July 31, 2004, we also operated 18 assisted living centers containing 494 units, 45 hospice and home care centers, and 10 outpatient clinics. Our operations also include rehabilitation therapy services in 38 states and the District of Columbia.

Operations and Services

      Our operations are currently organized into three primary operating segments: Nursing Facilities, Aegis Therapies and Home Care.

      Nursing Facilities. Our Nursing Facilities’ operations provide long-term healthcare and rehabilitation services through the operation of skilled nursing facilities and assisted living centers and accounted for approximately 91% of our revenues for the six months ended June 30, 2004 and approximately 93% for the year ended December 31, 2003. Our facilities provide residents with routine long-term care services, including daily nursing, dietary, social and recreational services and a full range of pharmacy services and medical supplies. Our skilled nursing staff also provides complex and intensive medical services to residents with higher acuity needs outside the traditional acute-care hospital setting. We have designed our assisted living centers to provide residents with a greater degree of independence while still offering routine services and, if required, limited medical care.

      Aegis Therapies. Our Aegis operations provide rehabilitation therapy services under contract to our nursing facilities, as well as 575 third-party customers as of June 30, 2004, and accounted for approximately 6% of our revenues for the six months ended June 30, 2004 and approximately 4% for the year ended December 31, 2003. Aegis offers occupational, physical and speech therapy services designed to maximize function and independence, assist in recovery from medical conditions and compensate for remaining disabilities.

      Home Care. Our Home Care operations primarily provide hospice services within our nursing facilities, in facilities operated by other healthcare providers and in patients’ homes and accounted for approximately 2% of our revenues for the six months ended June 30, 2004 and the year ended December 31, 2003. Our hospice services include palliative care for terminally ill patients, as well as pastoral, counseling and bereavement services for the families of hospice patients.

      Other. In addition, we derived approximately 1% of our revenues for the six months ended June 30, 2004 and the year ended December 31, 2003 from certain new business ventures, including pharmacy consulting services and the sale of procurement-related services.

Governmental Regulation

      We are subject to extensive regulation by federal, state and local agencies. Each of our facilities must comply with regulations regarding staffing levels, patient care standards, occupational health and safety, patient confidentiality, billing and reimbursement, as well as environmental and biological hazards, among others. Additionally, government agencies have steadily increased their enforcement activity in this industry over the past several years, particularly with respect to large for-profit, multi-facility providers like us. This regulatory environment may force us to expend considerable resources to ensure compliance and respond to inspections, investigations or other enforcement actions. We believe the government will continue aggressive enforcement in the future.

      On February 3, 2000, we entered into a series of separate agreements with the Office of Inspector General (“OIG”) of the Department of Health and Human Services (“HHS”). Under the civil settlement agreement, we paid the federal government $25.0 million during the first quarter of 2000 and agreed to reimburse the federal government an additional $145.0 million through withholdings from our biweekly Medicare periodic interim payments in equal installments ending in the first quarter of 2008. As of June 30, 2004, the present value of the remaining obligation was $55.5 million. As a result of such withholdings, our cash flows from operations were negatively impacted by $9.1 million for the six months ended June 30, 2004, and $18.1 million during the year ended December 31, 2003, and are expected to be negatively impacted at an annual rate of $18.1 million until 2008.

      As part of this series of agreements, we entered into a Corporate Integrity Agreement with the OIG. This agreement requires that we monitor, on an ongoing basis, our compliance with the requirements of the federal healthcare programs. This agreement addresses our obligations to ensure that we comply with the requirements of participation in the federal healthcare programs. It also includes functional and training obligations, audit and review requirements and record keeping and reporting requirements. In 2002, certain revisions were made to our Corporate Integrity Agreement to reflect a permanent injunction requiring our nursing facilities in California to conduct additional training programs and to hire an independent quality monitor for our nursing facilities in California, Arizona, Hawaii and Washington to assess our quality care systems. By March 31, 2004, we had divested all of our nursing facilities in Arizona, Washington and Hawaii and a substantial portion of our nursing facilities in California. In April 2004, additional revisions were made to our Corporate Integrity Agreement to extend the services of the quality monitor to all of our nursing facilities and to reflect a modification of the requirements under the agreement with respect to training and education.

      In the ordinary course of business, we periodically receive notices of deficiencies for allegations of failure to comply with various regulatory requirements. We review all such notices and believe we take timely and appropriate corrective action. In most cases, the facility and the government will agree upon steps to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the government may take a number of adverse actions against the facility or us, including imposition of fines, temporary suspension of admission of new patients, decertification from participation in Medicare or Medicaid programs and licensure revocation.

Critical Accounting Policies

      The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements because their application requires significant judgment and reliance on estimations of matters that are inherently uncertain. Certain risks related to these critical accounting policies are described in the following paragraphs.

Revenue Recognition, Accounts Receivable and Allowances for Doubtful Accounts

      Our revenues are derived primarily from providing long-term healthcare services. Approximately 80% of our current revenues is derived from federal and state healthcare programs (primarily Medicare and Medicaid). As discussed more fully in Amended Item 8 - Note 1, we record revenues when services are provided at standard charges adjusted to amounts estimated to be received under governmental programs or other third-party contractual arrangements based on contractual terms and historical experience.

      All providers participating in the Medicare and Medicaid programs are required to meet certain financial cost reporting requirements. Federal and state regulations generally require the submission of annual cost reports covering revenues, costs and expenses associated with the services provided to Medicare beneficiaries and Medicaid recipients. Annual cost reports are subject to routine audits and retroactive adjustments. These audits often require several years to reach the final determination of amounts due to, or by, us under these programs.

      As adjustments to recorded revenues become known or as cost reporting years are no longer subject to audits, reviews or investigations, the amounts of our revenues and receivables are revised. Our revenues are reported at their estimated net realizable amounts, and we believe adequate provision has been made to reflect any adjustments that could result from audits of cost reports. However, due to the complexity of the laws and regulations governing the Medicare and Medicaid programs, there is at least a possibility that recorded estimates will change by a material amount in the near term. Changes in estimates related to third party receivables resulted in an increase in revenues of approximately $8.6 million and $601,000 for the years ended December 31, 2003 and 2002, respectively, and a decrease in revenues of approximately $2.0 million for the year ended December 31, 2001.

      Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action including fines, penalties, and possible exclusion from the Medicare and Medicaid programs. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the issue.

      We record bad debt expense monthly as a percentage of revenue reflecting our historical experience. Each quarter we adjust the allowance for doubtful accounts according to the aging and payor mix of the receivables. These adjustments are based on our weighted average collection experience by payor type, and recognize the relative risk depending on the source of the expected payment. Private pay accounts usually represent our highest collectibility risk. In addition, specific accounts that are determined to be uncollectible (due to bankruptcy, insufficient documentation, lack of third-party coverage or financial resources and the like) are fully reserved when such determinations are made. We write-off uncollectible accounts receivable after all collection efforts have been exhausted and we determine they will not be collected. If circumstances change (including, but not limited to: economic downturn; higher than expected defaults or denials; reduced collections; and changes in our payor mix), our estimates of the recoverability of our receivables could be reduced by a material amount.

      Our provisions for bad debts represented 1.2%, 3.1% and 2.2% of revenues from continuing operations for the years ended December 31, 2003, 2002 and 2001, respectively. Our allowance for doubtful accounts represented approximately 17% and 20% of patient accounts receivable at December 31, 2003 and 2002, respectively. Our allowance for doubtful accounts represented 127% and 121% of accounts over 180 days old as of December 31, 2003 and 2002, respectively. Accounts receivable for our Nursing Facilities segment have continued to decline in 2003, our aging of receivables has improved and our cash collections continue to be in line with, or ahead of, our generated revenues. These factors have led to a decrease in our provision for bad debts and a reduction in our allowance for doubtful accounts in 2003. We believe adequate provision has been made for receivables that may prove to be uncollectible.

Patient Care Liability and Other Insurance Risks

      General and professional liability costs for the long-term healthcare industry have become increasingly expensive and difficult to estimate. In addition, insurance coverage for patient care liability and certain other risks, for nursing facilities specifically and companies in general, has become increasingly difficult to obtain. When obtained, insurance carriers are often requiring companies to significantly increase their liability retention levels and pay substantially higher premiums for reduced terms of coverage. The majority of our workers’ compensation and auto liability risks are insured through loss-sensitive insurance policies with affiliated and unaffiliated insurance companies. For our general and professional liabilities, we are responsible for the first dollar of each claim, up to a self-insurance limit determined by the individual policies, subject to aggregate limits in certain prior policy years.

      We have purchased insurance for workers’ compensation, property, casualty and other risks from numerous insurance companies. In many cases, the policies provide coverage for events occurring in specific time frames that may only be determined in later years. We evaluate our purchased insurance coverage for risk transfer and believe our occurrence-based insurance policies have sufficiently transferred the risk of loss to the insurance carriers we utilize. As a result, we do not recognize a liability in our consolidated financial statements for amounts covered by insurance.

      We exercise care in selecting companies from which we purchase insurance, including review of published ratings by recognized rating agencies, advice from national brokers and consultants and review of trade information sources. There exists a risk that any of these insurance companies may become insolvent and unable to fulfill their obligation to defend, pay or reimburse us when that obligation becomes due. In several prior policy years, losses exceed our self-insurance aggregate limits. For claims relating to these years, our insurers have assumed a more significant role in handling the claims or related obligations and settlements. As a result, it is more difficult to estimate potential losses in those years. However, we expect any losses in those years to be covered by our insurers. Although we believe the companies we have purchased insurance from are solvent, in light of the dramatic changes occurring in the insurance industry in recent years, we cannot assure you that they will remain solvent and able to fulfill their obligations.

      Our liabilities for general, professional and workers’ compensation risks are estimated by our independent actuaries twice a year using the most recent trends of claims, settlements and other relevant data. On an undiscounted basis, these liabilities totaled $203.7 million at December 31, 2003. On our financial statements, these liabilities are discounted at 10% to their present value using actuarially determined loss payment timing patterns. The discount rate is based upon our best estimate of the incremental borrowing rate that would be required to fund these liabilities with uncollateralized debt. A reduction in the discount rate by one-half of a percentage point would have resulted in an additional pre-tax charge of $1.8 million for the year ended December 31, 2003. Based on information provided by our independent actuaries, we estimate our range of discounted exposure for these liabilities to be $152.5 million to $179.4 million. At December 31, 2003, our recorded reserves for these liabilities totaled $159.9 million. We believe adequate provision has been made in the financial statements for liabilities that may arise out of patient care and other services.

Asset Impairments

      We recorded pre-tax asset impairment charges from continuing operations of $2.1 million, $41.9 million and $97.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. We also recorded impairments of goodwill of $77.2 million in 2002 as the cumulative effect of an accounting change in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). We evaluate our long-lived assets for impairment whenever indicators of impairment exist, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). These indicators of impairment can include, but are not limited to, the following:

•	a history of operating losses, with expected future losses;

•	changes in the regulatory environment affecting reimbursement;

•	decreases in cash flows or cash flow deficiencies;

•	changes in the way an asset is used in the business; and

•	commitment to a plan to sell or otherwise dispose of an asset.

      During 2003, a history of operating losses, with expected future losses, and cash flow deficiencies led to impairments on three facilities in our Nursing Facilities segment. During 2002, changes in the regulatory environment affecting Medicare reimbursement led to a long-lived asset impairment analysis on our Nursing Facilities segment. During 2001, continuing operating losses in several of our lines of business, including certain outpatient clinics, our managed care contracting entity, certain Home Care businesses and a few of our nursing facilities, led to impairment analyses on these assets.

      These impairment analyses included:

•	estimating the undiscounted cash flows to be generated by each clinic, unit, facility or property, primarily over the remaining life of the primary asset; and

•	reducing the carrying value of the asset to the estimated fair value when the total estimated undiscounted cash flows was less than the carrying value of the clinic, unit, facility or property.

      In estimating the undiscounted cash flows for our nursing facilities, we primarily used our internally prepared budgets and forecast information, with certain probability adjustments, including, but not limited to, the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs. In order to estimate the fair values of the nursing facilities, we used a discounted cash flow approach, supplemented by public resource information on valuations of nursing facility sales transactions by region of the country. Where the estimated undiscounted cash flows were negative, we estimated the fair values based on discounted public resource information, sales values or estimated salvage values. For other lines of business that lack significant property investments, we discounted the next five years of expected cash flows. A substantial decline in the estimated future cash flows for these facilities or businesses could materially change the estimated fair values of these assets, possibly resulting in an additional impairment.

      In July 2001, SFAS No. 142 was issued, which established new rules on the accounting for goodwill and other intangible assets. In accordance with this standard, we performed the initial screening for potential impairments of our indefinite-lived intangible assets by reporting unit as of January 1, 2002. We determined the estimated fair values of each reporting unit using discounted cash flow analyses, along with independent source data related to recent transactions. Based on this determination, we identified potential goodwill impairments at our former Matrix segment and at Care Focus, a former reporting unit within our Home Care segment. We engaged a qualified, independent valuation group to determine the estimated fair values of each of these reporting units. Their analysis was completed in the fourth quarter of 2002, and led to the recording of goodwill impairment charges as the cumulative effect of an accounting change of $77.2 million as of January 1, 2002, including $70.6 million for Matrix and $6.6 million for Care Focus. The outpatient therapy clinic operations and the managed care network of Matrix were sold during January 2003. The Care Focus unit was sold in June 2003. Based on our annual assessments of all reporting units as of October 1, 2003 and 2002, no additional impairments of goodwill were identified.

Off-Balance Sheet Arrangements

      On June 15, 2004, $70.0 million of medium-term notes (“Medium-Term Notes”) were repaid. These notes were obligations of Beverly Funding Corporation (“BFC”), a bankruptcy remote, qualifying special purpose entity, which was not consolidated with us prior to the repayment of the notes. Upon repayment of the Medium-Term Notes, BFC no longer had third-party beneficial owners and no longer met the conditions of a qualifying special purpose entity. Therefore, during the second quarter of 2004, BFC was reconsolidated with us.

      As of June 30, 2004 and December 31, 2003, we were contingently liable for approximately $13.1 million of long-term debt maturing on various dates through 2019, as well as annual interest on that debt. These contingent liabilities principally arose from previous sales of nursing facilities and assisted living centers. We also guarantee certain third-party operating leases. Those guarantees arose from our dispositions of leased facilities and the underlying leases have $64.4 million of minimum rental commitments remaining through the initial lease terms as of June 30, 2004. In accordance with the FASB’s Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, we have recorded approximately $735,000 at June 30, 2004, included in “Other accrued liabilities” on our condensed consolidated balance sheet, as the estimated fair value of our guarantees.

Operating Results

Reclassification

      Results of operations for the years ended December 31, 2003, 2002 and 2001 reflect asset dispositions during 2003 and for the six months ended June 30, 2004, as discontinued operations. The following discussions of “2003 Compared to 2002” and “2002 Compared to 2001” reflect this reclassification.

2003 Compared to 2002

Results of Operations — Continuing Operations

      We reported net income from continuing operations for the year ended December 31, 2003 of $26.8 million, compared to a net loss from continuing operations of $34.9 million for the year ended December 31, 2002. Net income from continuing operations for 2003 included special pre-tax charges totaling $2.9 million, primarily including:

•	$2.1 million for asset impairments, primarily related to three nursing facilities;

•	$2.5 million for workforce reductions (see below);

•	$100,000 for exit costs associated with our divestiture strategy; net of

•	$1.0 million reversal of previously recorded exit costs and $447,000 primarily resulting from the settlement of a previously impaired asset above carrying value; and

•	the reversal of $925,000 of costs originally accrued for the California investigation settlement.

      The $2.5 million for workforce reductions primarily relates to 67 associates who were notified during 2003 that their positions would be eliminated, and included the following:

•	$2.8 million of cash expenses, $1.8 million of which was paid during the year ended December 31, 2003; and

•	non-cash expenses of approximately $84,000 related to the issuance of 108,230 shares under our Stock Grant Plan (the “Stock Grant Plan”), less approximately $400,000 due to the cancellation of restricted stock.

      We estimate the annual cost savings of this operational reorganization to be approximately $5.0 million. The following table summarizes activity in our estimated workforce reduction and exit costs for the years ended December 31 (in thousands):

	2003		2002		2001

	Workforce		Workforce		Workforce
	Reductions	Exit Costs	Reductions	Exit Costs	Reductions	Exit Costs

Balance beginning of year	$5,418	$4,991	$7,631	$15,030	$4,151	$5,208
Charged (credited) to continuing operations	2,902	(884)	8,454	—	23,118	18,165
Charged to discontinued operations	—	26,599	—	2,633	—	—
Cash payments	(4,896)	(22,579)	(9,074)	(10,313)	(15,448)	(8,343)
Stock transactions	—	—	(1,008)	—	(4,158)	—
Reversals	(395)	(857)	(585)	(2,359)	(32)	—

Balance end of year	$3,029	$7,270	$5,418	$4,991	$7,631	$15,030

      Net loss from continuing operations for 2002 included pre-tax charges totaling $65.9 million, including $46.8 million for asset impairments, exit costs and workforce reductions, $22.2 million for the Florida insurance reserve adjustment, $6.3 million for the California investigation settlement, offset by a decrease of $9.4 million in reserves established in connection with previous settlements of Federal government investigations. (See “2002 Compared to 2001.”)

Costs Related to Early Extinguishments of Debt

      During the fourth quarter of 2003, we entered into a $210.0 million senior credit facility and issued $115.0 million of 2.75% convertible subordinated notes. The net proceeds from these transactions were used to pay off our 9% senior notes and certain mortgages, bonds and other debt obligations. In conjunction with these transactions, we wrote off $3.9 million of deferred financing costs related to our former credit facility, the 9% senior notes and the other debt obligations. We also paid a prepayment premium of $2.7 million related to the early extinguishment of the 9% senior notes.

Gain on Sale of Equity Investment

      During the fourth quarter of 2003, we sold all of our holdings in a publicly traded equity security that was acquired in 1995. This investment had been accounted for as available for sale, with all changes in fair value being recorded as comprehensive income. In conjunction with the sale of the investment, we reversed the accumulated comprehensive income and recognized a pre-tax gain of $6.7 million.

Revenues

      We reported revenues of $1,820.1 million during the year ended December 31, 2003, compared to $1,785.2 million for the same period in 2002. Approximately 93% and 95% of our revenues for the years ended December 31, 2003 and 2002, respectively, were derived from services provided by our Nursing Facilities segment. The increase in revenues of $34.9 million for the year ended December 31, 2003, as compared to the same period in 2002, is due to the following:

•	an increase of $38.7 million from facilities we operated during each of the years ended December 31, 2003 and 2002 (“same facility operations”);

•	an increase of $22.9 million from growth in Aegis’ external therapy business;

•	an increase of $15.5 million due to a facility acquisition, the opening of a newly constructed facility and three hospice and home care centers, and two start-up businesses; net of

•	a decrease of $42.2 million due to dispositions during 2002 not reported as discontinued operations.

      The increase in revenues of $38.7 million from same facility operations for the year ended December 31, 2003, as compared to the same period in 2002, was primarily due to the following:

•	$51.9 million due to an increase in Medicaid and private payment rates;

•	$7.0 million due to a positive shift in our patient mix primarily from private to Medicare;

•	$6.1 million adjustment related to favorable prior year cost report settlements;

•	$7.0 million due to an increase in average daily census in our Home Care segment;

•	partially offset by a decrease of $12.2 million in Medicare payment rates. Effective October 1, 2002, certain Medicare add-on payments were eliminated when the federal government did not pass legislation to restore the funding. The impact of these eliminations was partially offset by a 6.26% increase in Medicare rates effective October 1, 2003;

•	a decrease of $11.8 million due to a decline in same facility census; and

•	$9.3 million due to a decrease in various other items.

Costs and Expenses

      We reported costs and expenses of $1,730.8 million during the year ended December 31, 2003, compared to $1,758.3 million for the same period in 2002. Excluding special pre-tax charges of $2.9 million in 2003 and $65.9 million in 2002, discussed above, our costs and expenses increased $35.5 million, consisting of the following:

•	an increase of $64.0 million in same facility operations;

•	an increase of $12.0 million due to a facility acquisition, and the opening of a newly constructed facility and three hospice and home care centers and two start-up businesses;

•	partially offset by a decrease of $40.5 million due to dispositions during 2002 not reported as discontinued operations.

      The increase in costs and expenses of $64.0 million from same facility operations for the year ended December 31, 2003, as compared to the same period in 2002, was due primarily to the following:

•	$46.6 million of additional wages and related expenses primarily due to an increase in our weighted average wage rate, an increase in nursing hours per patient day and an increase in associate incentives;

•	$26.1 million increase in our provision for insurance and related items, as discussed below;

•	$3.5 million due to an increase in contracted services, primarily due to outsourcing certain housekeeping, laundry and dietary services in our Nursing Facilities segment;

•	partially offset by an $18.5 million decrease in our provision for reserves on accounts and notes receivable due to improvements in the timing and amount of collections, as well as the collection of certain accounts that had previously been fully reserved; and

•	$1.2 million decrease in depreciation and amortization expense due to the impact of asset impairments recorded in the fourth quarter of 2002.

      Our provision for insurance and related items for continuing operations increased during 2003, as compared to 2002, primarily due to the following:

•	an increase in fixed premiums and related costs for general and professional liabilities, directors’ and officers’ insurance and workers’ compensation;

•	2002 accruals for patient care liability costs were low due to aggregate limits on our insurance policies in place for a portion of 2002. Such aggregate limits were reached during 2001 due to the sale of our Florida facilities; and

•	an increase in the actuarial projection of patient care liability claims.

      We adjust our accruals for prior policy-year patient care and workers’ compensation liabilities and our accrual of expected losses for the current year based primarily on actuarial studies conducted twice per year. Adjustments to premiums and other costs are recorded as incurred.

Income Taxes

      We recorded a provision for income taxes, including $5.1 million from continuing operations and $3.4 million from discontinued operations for the year ended December 31, 2003, primarily related to state income taxes. We decreased our valuation allowance on our deferred tax assets by $30.1 million during 2003 to $169.1 million as of December 31, 2003. This valuation allowance is required under the guidance of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS No. 109”) due to our historical operating performance and our reported cumulative net losses. Our realization of the deferred tax benefits, primarily associated with our net operating losses, is dependent upon our achieving sufficient future pre-tax income. Under federal income tax regulations, we have up to 20 years to generate sufficient taxable income to realize the deferred benefits. However, given the size of our pre-tax losses in prior years, a valuation allowance was considered to be appropriate under the more stringent accounting standards for the realization of these deferred tax benefits, which is contingent upon future income in the near term.

      At December 31, 2003, for income tax purposes, we had federal net operating loss carryforwards of $93.2 million which expire in years 2018 through 2023; general business tax credit carryforwards of $37.7 million which expire in years 2006 through 2023; and alternative minimum tax credit carryforwards of $21.3 million which do not expire. Future tax benefits associated with these carryforwards are not recorded in our 2003 and 2002 consolidated financial statements as a result of the valuation allowance recorded in 2001.

Results of Operations — Discontinued Operations

      The results of operations of disposed facilities, clinics and other assets during 2003 and for the six months ended June 30, 2004, as well as the results of operations of held-for-sale assets, have been reported as discontinued operations for all periods presented in the consolidated statements of operations. A summary of discontinued operations by operating segment for the years ended December 31 is as follows (in thousands):

	2003				2002

			Nursing				Nursing
	Matrix	Home Care	Facilities	Total	Matrix	Home Care	Facilities	Total

Revenues(1)	$18,550	$20,395	$496,888	$535,833	$86,109	$20,894	$626,290	$733,293

Operating income (loss)(2)	$749	$(2,446)	$(1,928)	$(3,625)	$810	$(31,057)	$35,338	$5,091
Gain (loss) on sale and exit costs	11,120	1,557	67,113	79,790	(1,001)	(1,257)	(107)	(2,365)
Impairments and other unusual items(3)	—	(540)	(18,594)	(19,134)	230	(4,239)	(32,693)	(36,702)

Pre-tax income (loss)	$11,869	$(1,429)	$46,591	57,031	$39	$(36,553)	$2,538	(33,976)

Provision for state income taxes				3,378				—

Discontinued operations, net of taxes				$53,653				$(33,976)

(1)	Includes an adjustment of $18.0 million in 2002 for estimated overpayments to MK Medical by government payors. MK Medical was part of our Home Care segment.

(2)	Includes net interest expense of $2.8 million and $4.1 million for 2003 and 2002, respectively. Also includes depreciation and amortization of $10.5 million and $25.7 million for 2003 and 2002, respectively.

(3)	Includes an accrual in 2003 for the purchase of incremental patient care liability insurance on disposed nursing facilities. Includes an accrual of $1.0 million in 2002 for legal and related fees associated with the MK Medical estimated overpayment issue, and asset impairment charges related to certain nursing facilities and our MK Medical business unit.

      We recognized net gains on sales of $67.1 million in discontinued operations related to divestitures of certain nursing facilities and assisted living centers during the year ended December 31, 2003. During 2002, we recognized asset impairment charges on certain of these divested and held-for-sale facilities, amounting to $32.7 million. These impairments were precipitated by an estimated decline in future cash flows, primarily associated with Medicare funding reductions. Of the divested nursing facilities that incurred impairment charges in 2002, we recognized net losses on sales of $5.3 million.

Cumulative Effect of Accounting Change

      See “2002 Compared to 2001” for a discussion of the cumulative effect of a change in accounting for goodwill recorded in 2002 as a result of adopting SFAS No. 142. In accordance with SFAS No. 142, we completed our annual impairment assessment of all of our indefinite-lived intangible assets, including goodwill, as of October 1, 2003 with no additional impairment identified.

2002 Compared to 2001

Results of Operations — Continuing Operations

      We reported a net loss from continuing operations of $34.9 million for the year ended December 31, 2002, compared to a net loss from continuing operations of $281.2 million for the year ended December 31, 2001.

The net loss from continuing operations for 2002 included special pre-tax charges totaling $65.9 million, including:

•	$46.8 million for asset impairments, workforce reductions and other unusual items;

•	$22.2 million for the Florida insurance reserve adjustment (See “Costs and Expenses”);

•	$6.3 million for the California investigation settlement and related costs;

•	partially offset by a decrease of $9.4 million in reserves established in conjunction with previous settlements of federal government investigations.

      The $46.8 million for asset impairments, workforce reductions and other unusual items includes the following:

•	$41.9 million write-down of property and equipment on certain assets of the Nursing Facilities segment;

•	$8.5 million of workforce reductions (see below); and

•	$3.0 million adjustment to asset impairments and approximately $600,000 reversal of workforce reduction charges recorded in 2001, which were no longer needed.

      The net loss from continuing operations for 2001 included special pre-tax charges totaling $257.9 million, primarily including $154.1 million for asset impairments and exit costs, $24.2 million for workforce reductions and $77.5 million related to a settlement with the federal government to resolve open reimbursement issues under the former cost-reimbursement system for Medicare. The asset impairment and exit costs, which are included in the consolidated statements of operations caption “Asset impairments, workforce reductions and other unusual items,” relate to:

•	$75.1 million write-down of Florida facilities and $55.1 million of Florida exit and other costs related to a formal plan initiated by management to pursue the sale of our nursing facility operations in Florida. These assets were included in the total assets of the Nursing Facilities segment as of December 31, 2001;

•	write-down of goodwill of $5.8 million, and recording of closing and other costs of $2.8 million on under-performing Home Care businesses. These assets were included in the total assets of the Home Care segment as of December 31, 2001;

•	write-down of property and equipment of $3.6 million, and goodwill and other intangibles of $600,000 on certain under-performing nursing facilities. These assets were included in the total assets of the Nursing Facilities segment as of December 31, 2001;

•	write-off of abandoned projects and investments totaling $7.8 million; and

•	$3.3 million related to the termination of a lease in Indiana and the write-off of the net book value of the related assets.

      We recorded a special pre-tax charge of $8.5 million during 2002 for workforce reductions which were primarily the result of a continuing operational reorganization required to support the implementation of our three-year strategic plan. During 2002, we notified 133 employees that their positions would be eliminated. The charge included the following:

•	$8.0 million of cash expenses, $2.8 million and $4.1 million of which was paid during the years ended December 31, 2003 and 2002, respectively; and

•	non-cash expenses of approximately $500,000 related to the issuance of 124,212 shares under our Stock Grant Plan.

      We estimate the annual cost savings of this operational reorganization to be approximately $11.2 million.

      During 2001, we recorded special pre-tax charges totaling $24.2 million for workforce reductions and related costs, of which $23.1 million related to severance and other employment agreements for approximately 240 employees who were notified in 2001 that their positions would be eliminated, including:

•	$18.0 million of cash expenses, $271,000, $4.9 million and $11.3 million of which was paid during the years ended December 31, 2003, 2002 and 2001, respectively;

•	non-cash expenses of $4.5 million related to the issuance of 545,542 shares under the Stock Grant Plan; and

•	non-cash expenses of $600,000 related to other long-term incentive agreements.

      We estimated the annual costs savings of this operational reorganization to be approximately $14.0 million. Much of this savings was realized in 2001, since the majority of the workforce reductions took place in the first quarter. These estimated savings are net of the additional costs we incurred to increase the operations and clinical staff at the facility and district level. Approximately $600,000 of these workforce reduction charges in 2001 were reversed during 2002.

      On February 4, 2002, we made a settlement offer to the federal government to resolve open reimbursement issues under the former cost-reimbursement system for Medicare. For accounting purposes, this settlement offer was required to be recorded in our operating results for the year ended December 31, 2001, and resulted in a pre-tax charge of $77.5 million which is included in the caption “Special charges and adjustment related to settlements of federal government investigations.” This charge included a $35.0 million cash settlement and the write-off of $81.5 million of related cost report receivables, offset by a $39.0 million reserve established in 1999 for related issues. This matter was settled with CMS in the fourth quarter of 2002, and required no increase in accruals previously recorded.

Revenues

      We reported revenues of $1,785.2 million during the year ended December 31, 2002, compared to $1,971.2 million for the same period in 2001. Approximately 95% and 97% of our revenues for each of the years ended December 31, 2002 and 2001, respectively, were derived from services provided by our Nursing Facilities segment. The decrease in revenues of $186.0 million for the year ended December 31, 2002, as compared to the same period in 2001, consists of the following:

•	a decrease of $321.2 million due to dispositions, primarily related to our Florida facilities;

•	partially offset by an increase of $96.5 million from facilities we operated during each of the years ended December 31, 2002 and 2001 (“same facility operations”);

•	an increase of $35.6 million from growth in Aegis’ external therapy business; and

•	an increase of $3.1 million due to acquisitions and openings of newly-constructed facilities.

      The increase in revenues of $96.5 million from same facility operations for the year ended December 31, 2002, as compared to the same period in 2001, was primarily due to the following:

•	$60.7 million due to an increase in Medicaid, Medicare and private payment rates;

•	$8.3 million due to an increase in Medicare Part B revenues;

•	$15.3 million due to a positive shift in our patient mix;

•	partially offset by a decrease of $5.8 million due to a decline in same facility census.

Costs and Expenses

      We reported costs and expenses of $1,758.3 million during the year ended December 31, 2002, compared to $2,122.0 million for the same period in 2001. Excluding special pre-tax charges of $65.9 million in 2002 and

$257.9 million in 2001, discussed above, our costs and expenses decreased $171.7 million, consisting of the following:

•	a decrease of $272.0 million due to dispositions primarily related to our Florida facilities;

•	partially offset by an increase of $92.9 million in same facility operations; and

•	an increase of $7.4 million due to acquisitions and openings of newly constructed facilities.

      The increase in costs and expenses of $92.9 million from same facility operations for the year ended December 31, 2002, as compared to the same period in 2001, was due primarily to the following:

•	$26.4 million of additional wages and related expenses, primarily due to an increase in our weighted average wage rate and an increase in nursing hours per patient day;

•	$28.1 million additional provision for reserves on accounts and notes receivable;

•	$20.3 million due to an increase in contracted services, primarily due to outsourcing certain housekeeping, laundry and dietary services in our Nursing Facilities segment; and

•	$9.2 million increase in our provision for insurance and related claims, as discussed below.

      Our provision for insurance and related items increased in 2002 over 2001 primarily due to rising patient care liability costs. Based on the results of our 2002 mid-year actuarial study completed in mid-July, we recorded a pre-tax charge of $43.3 million to increase our reserves for prior policy-year patient care liability costs, including $22.2 million related to our previously operated Florida facilities and $21.1 million related to same facility operations.

Interest Income and Expense

      Interest income increased to $4.7 million for the year ended December 31, 2002, as compared to $2.9 million for the same period in 2001 primarily due to certain notes receivable accepted as partial consideration for the sale of our Florida facilities. Interest expense decreased to $62.7 million for the year ended December 31, 2002, as compared to $74.4 million for the same period in 2001. This was primarily due to the reduction of debt using the net proceeds from the sale of our Florida facilities in January 2002.

Income Taxes

      We recorded a provision for income taxes of $6.1 million for the year ended December 31, 2002, primarily related to state income taxes. We increased our valuation allowance on our deferred tax assets by $45.5 million during 2002 to $199.2 million as of December 31, 2002. This valuation allowance is required under the guidance of SFAS No. 109 due to our historical operating performance and our reported cumulative net losses.

Results of Operations — Discontinued Operations

      The results of operations of disposed facilities, clinics and other assets in the six months ended June 30, 2004, as well as the results of operations of held-for-sale assets, have been reported as discontinued operations for all periods presented in the consolidated statements of operations. A summary of the discontinued operations by operating segment for the years ended December 31 is as follows (in thousands):

	2002				2001

			Nursing				Nursing
	Matrix	Home Care	Facilities	Total	Matrix	Home Care	Facilities	Total

Revenues(1)	$86,109	$20,894	$626,290	$733,293	$90,907	$52,714	$616,375	$759,996

Operating income (loss)(1)(2)	$810	$(31,057)	$35,338	$5,091	$(8,652)	$(13,366)	$61,237	$39,219
Loss on sales and exit costs	(1,001)	(1,257)	(107)	(2,365)	—	—	(292)	(292)
Impairments and other unusual items(3)	230	(4,239)	(32,693)	(36,702)	(32,482)	(18,760)	(6,417)	(57,659)

Pre-tax income (loss)	$39	$(36,553)	$2,538	(33,976)	$(41,134)	$(32,126)	$54,528	(18,732)

Provision for income taxes				—				1,332

Discontinued operations, net of taxes				$(33,976)				$(20,064)

(1)	Includes an adjustment of $18.0 million in 2002 for estimated overpayments to MK Medical by government payors. MK Medical was part of our Home Care segment.

(2)	Includes net interest expense of $4.1 million and $4.8 million for 2002 and 2001, respectively and depreciation and amortization of $25.7 million and $29.2 million for 2002 and 2001, respectively.

(3)	Includes an accrual of $1.0 million in 2002 for legal and related fees associated with the MK Medical estimated overpayment issue, and asset impairment charges in 2002 and 2001 related to certain nursing facilities, our former Matrix segment and our MK Medical business unit.

Cumulative Effect of Accounting Change

      In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, which established new rules on the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the Statement. Intangible assets with definite lives will continue to be amortized over their estimated useful lives. With respect to our goodwill and intangible assets, SFAS No. 142 was effective for us beginning January 1, 2002. For 2001, our goodwill and operating rights amortization was $3.9 million and $252,000, respectively, net of income taxes, or $0.04 per share diluted.

      We completed the impairment assessment of our indefinite-lived intangible assets, other than goodwill, during the first quarter of 2002, with no impairment identified. SFAS No. 142 described a two-step process for testing goodwill for impairment. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Upon completion of the first step of the goodwill impairment test for all of our reporting units, results indicated that goodwill appeared to be impaired for our former Matrix and Home Care Services — Care Focus reporting units. We subjected the goodwill at these reporting units to step two under SFAS No. 142.

      We engaged a qualified, independent third-party to determine the estimated fair value of these two reporting units. Their valuation was completed during the fourth quarter of 2002, and the resulting impairment losses amounted to $70.6 million for Matrix and $6.6 million for Home Care Services — Care Focus. As required by SFAS No. 142, these impairment losses were recorded in the 2002 consolidated statement of operations as the cumulative effect of a change in accounting for goodwill as of January 1, 2002.

Liquidity and Capital Resources

      At June 30, 2004, we had $216.5 million in cash and cash equivalents. We anticipate that $53.6 million of this cash balance, while not legally restricted, will be utilized primarily to fund certain general and professional liabilities and workers’ compensation claims and expenses. At June 30, 2004, we had $55.4 million of unused commitments under our $90.0 million revolving credit facility, with utilization being for standby letters of credit primarily in support of certain insurance programs, security deposits, and debt or guaranteed debt obligations. At June 30, 2004, we had positive working capital of $194.3 million reflected on our condensed consolidated balance sheet. Our cash flows consisted of the following for the six months ended June 30 (in thousands):

	Six Months Ended
	June 30,

	2004	2003

Net cash provided by (used for) operating activities	$(21,976)	$20,446
Net cash provided by investing activities	14,159	106,283
Net cash used for financing activities	(34,535)	(107,640)

Net increase (decrease) in cash and cash equivalents	$(42,352)	$19,089

      Net cash provided by (used for) operating activities, under the direct method, for the six months ended June 30, consists of the following (in thousands):

	2004	2003

Cash paid to suppliers and employees	$(985,084)	$(1,138,597)
Interest paid	(26,105)	(31,442)
Income taxes paid	(4,372)	(177)
Cash received from patients and third-party payors	990,715	1,188,272
Interest received	2,870	2,390

Net cash provided by (used for) operating activities	$(21,976)	$20,446

      For the six months ended June 30, 2004, the $22.0 million net cash used by operating activities was primarily due to an $80.2 million increase in accounts receivable, principally resulting from BFC ceasing to purchase receivables from us. According to the provisions of BFC’s $70.0 million Medium-Term Notes agreement, BFC ceased its daily purchases of accounts receivable from Beverly Health and Rehabilitation Services Inc. (“BHRS”) on March 1, 2004, and began to accumulate cash collected on previously purchased receivables in order to make the $70.0 million principal payment on its Medium-Term Notes on June 15, 2004. Collections of BFC receivables in excess of the $70.0 million used to pay off the Medium-Term Notes were paid to the Company in cash to redeem a portion of our investment in BFC. Upon repayment of the Medium-Term Notes on June 15, 2004, BFC no longer had third-party beneficial owners and, therefore, no longer met the conditions of a qualifying special purpose entity, in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Therefore, we reconsolidated the remaining assets and liabilities of BFC with us during the second quarter of 2004.

      With the termination of daily purchases of receivables by BFC from BHRS, accounts receivable on our condensed consolidated balance sheet have increased and have resulted in a use of cash from operating activities on our condensed consolidated statement of cash flows for the six months ended June 30, 2004. These receivables will be collected from the applicable governmental agencies to relieve the aging, but the timing of collections will be longer than when they were being purchased daily by BFC.

      During June 2004, we commenced a cash tender offer to purchase any and all of our $200.0 million 9 5/8% senior notes due 2009 at an offer price of $1,190 per $1,000 principal amount tendered, plus accrued and unpaid interest, and a solicitation of consents to amend the indenture under which the 9 5/8% senior notes were issued. As of June 30, 2004, holders of $189.8 million of the 9 5/8% senior notes had tendered their notes and delivered consents.

      During June 2004, we issued $215.0 million of 7 7/8% senior subordinated notes due June 15, 2014 (“the Senior Subordinated Notes”). The Senior Subordinated Notes were issued at a discount (98.318% of par) to yield 8.125%. The Senior Subordinated Notes are general unsecured obligations subordinated in right of payment to our existing and future senior unsubordinated indebtedness and are guaranteed by certain of our subsidiaries. The Senior Subordinated Notes were issued through a private placement. We are required to file a registration statement with the SEC by September 23, 2004, in order to affect an exchange offer of these notes for publicly tradable notes. The proceeds from the Senior Subordinated Notes, together with cash on hand, were used to purchase for cash $189.8 million of our 9 5/8% senior notes tendered, as well as to pay related fees and expenses. We recorded a pre-tax charge of $40.3 million related to this transaction, including $36.1 million for the prepayment premium, $3.7 million for the write-off of deferred financing costs on the 9 5/8% senior notes and $505,000 for fees and expenses related to the tender offer. Approximately $36.1 million of the pre-tax charge, and $4.1 million of deferred financing costs related to the 7 7/8% senior subordinated notes, were paid out in cash during the second quarter of 2004, using $20.6 million of net proceeds from the issuance of the 7 7/8% senior subordinated notes and $19.6 million of cash on hand.

      During the second quarter of 2004, we entered into two amendments to our senior credit facility which, among other things, permitted the issuance of the Senior Subordinated Notes and the purchase of our 9 5/8% senior notes, reduced the interest rate on the term loan portion of the senior credit facility, increased the size of our revolving credit facility from $75.0 million to $90.0 million and modified certain financial covenant levels.

      At December 31, 2003, we had $258.8 million in cash and cash equivalents. We anticipated that $29.9 million of this cash balance, while not legally restricted, would be utilized primarily to fund certain general and professional liabilities and workers’ compensation claims and expenses. At December 31, 2003, we had $33.7 million of unused commitments under our $75.0 million revolving credit facility, with utilization being for standby letters of credit primarily in support of certain insurance programs, security deposits, and debt or guaranteed debt obligations. At December 31, 2003, we had positive working capital of $101.5 million reflected on our consolidated balance sheet. Our cash flows consisted of the following for the years ended December 31 (in thousands):

	2003	2002	2001

Net cash provided by operating activities	$69,861	$116,633	$220,897
Net cash provided by (used for) investing activities	219,188	62,335	(86,654)
Net cash used for financing activities	(145,679)	(152,866)	(70,808)

Net increase in cash and cash equivalents	$143,370	$26,102	$63,435

Net cash provided by operating activities, under the direct method, for the years ended December 31, consists of the following (in thousands):

	2003	2002	2001

Cash received from patients and third-party payors	$2,342,917	$2,527,363	$2,728,577
Income taxes (paid) refunds received	7,656	3,705	(6,299)
Interest received	5,524	4,749	3,077
Cash paid to suppliers and employees	(2,218,526)	(2,353,526)	(2,428,100)
Interest paid	(67,710)	(65,658)	(76,358)

Net cash provided by operating activities	$69,861	$116,633	$220,897

      The decrease in net cash provided by operating activities of $46.8 million in 2003 from 2002 was primarily related to a reduction in Medicare funding, an increase in our insurance and related payments, as well as a decrease in our incremental cash collections on patient accounts receivable. Our Nursing Facilities patient accounts receivable continued to decline throughout 2003 and our cash collections on these accounts receivable continued to be in line with, or ahead of, our generated revenues. However, during 2002 our cash collections were significantly higher than our generated revenues due to collections of old patient balances.

Having substantially completed these collection efforts during 2002, our incremental cash collections returned to a more normalized amount in 2003. In addition, our patient accounts receivable increased during 2003 due to certain Medicaid rate increases for which we will not receive payment until 2004. These factors resulted in a year over year decline in the cash generated from accounts receivable.

      In 2002, we completed a full evaluation of our nursing facility portfolio, which included the identification of non-strategic facilities and facilities that account for a disproportionately high share of projected patient care liability costs. As a result of this analysis, we have divested a significant portion of our nursing facility capacity. During the year ended December 31, 2003, we sold, closed or terminated the leases on 81 nursing facilities, seven assisted living centers, and one managed facility, of which 72 nursing facilities and six assisted living centers were part of this divestiture strategy. We received net cash proceeds of $275.0 million from the sales of these nursing facilities, our former Matrix outpatient therapy clinics and managed care network, certain assets of our Home Care segment and other assets. These net proceeds were primarily used to:

•	repay approximately $84.0 million of long-term debt;

•	pay off $69.5 million of off-balance sheet lease financing;

•	fund capital expenditures totaling $44.0 million; and

•	increase our cash on hand.

      During the six months ended June 30, 2004, we divested 19 nursing facilities (2,342 beds), one assisted living center (32 units) and a home medical equipment business for cash proceeds totaling $20.0 million and closed one nursing facility (102 beds) and one assisted living center (9 units). We did not operate three of the nursing facilities sold. These net proceeds were primarily used for general corporate purposes.

      During October 2003, we entered into a new $210.0 million senior credit facility (the “Credit Facility”). The Credit Facility consists of a five-year $135.0 million term loan facility and a four-year $75.0 million revolving credit facility. The revolving credit facility is available for general corporate purposes and up to $55.0 million for the issuance of letters of credit. The term loan facility is fully drawn and as of June 30, 2004, we were utilizing $34.6 million of the revolving credit facility for letters of credit. The Credit Facility currently bears interest at the prime lending rate plus 2.25%, or the Eurodollar rate plus 3.25%, at our option. The Credit Facility is secured by mortgages on certain nursing facilities, has a security interest in certain patient accounts receivable, is guaranteed by substantially all of our present and future subsidiaries and imposes on us certain financial tests and restrictive covenants.

      Concurrent with the Credit Facility transaction, we issued through a public offering $115.0 million of 2.75% convertible subordinated notes due 2033 (the “Convertible Notes”). The Convertible Notes are subordinated in right of payment to all of our existing and future senior debt. The Convertible Notes are convertible into shares of our common stock at an initial conversion price of $7.45 per share, at the option of the holder when certain conditions are met prior to maturity. As of December 31, 2003, none of the conversion conditions had been met and therefore, the common shares into which the Convertible Notes may be converted were not included in the calculation of our diluted earnings per share. Assuming the Convertible Notes had been converted into shares of our common stock effective January 1, 2003, our diluted net income per share for the year ended December 31, 2003 would have been reduced by $0.09 per share to $0.66 per share diluted, based on a total number of shares outstanding of approximately 122,352,000.

      The net proceeds from these refinancing transactions were used as follows:

•	to redeem all $180.0 million of our outstanding 9% Senior Notes due 2006 and to pay the applicable premium of $2.7 million;

•	to redeem $31.0 million of our industrial development revenue and first mortgage bonds;

•	to repay $18.6 million of our mortgage obligations; and

•	to pay transaction fees and expenses and for general corporate purposes.

      These transactions enabled us to extend principal maturities, invest significantly more capital expenditures for future growth and reduce our weighted average interest rate by approximately two percentage points (or approximately $11.0 million in annual interest expense).

      In November 2003, the Board of Directors authorized a stock repurchase program whereby we may repurchase, from time to time on the open market, up to $20.0 million of our outstanding common stock, effective December 1, 2003 and remaining in effect for one year. As of June 30, 2004, no shares have been repurchased under this authorization and any such repurchases will occur during open trading windows, if at all.

      We expect the successful completion of our divestiture strategy, while resulting in a significant reduction in our revenues, will reduce our patient care liability costs, reduce outstanding debt and strengthen the nursing facility portfolio going forward. We expect to continue the implementation of initiatives to improve our fundamental business processes and reduce costs throughout the organization. We can give no assurance that we will be able to execute the divestiture strategy in a timely manner at fair values or that we will be able to fully implement planned initiatives to reduce costs.

      We currently anticipate that cash on hand, cash flows from operations and availability under our banking arrangements will be adequate to repay our debts due within one year of $9.4 million, to make capital additions and improvements of approximately $80.0 million, to make operating lease and other contractual obligation payments, to make selective acquisitions, including Hospice USA, LLC and the purchase of previously leased facilities, to repurchase shares of our common stock and to meet working capital requirements for the twelve months ending June 30, 2005. If cash flows from operations or availability under our existing banking arrangements fall below expectations, we may be required to utilize cash on hand, delay capital expenditures, dispose of certain assets, issue additional debt securities, or consider other alternatives to improve liquidity.

      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. However, based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flows from operations, available cash and cash equivalents and available borrowings will be adequate to meet our future liquidity needs for at least the next five years.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Obligations and Commitments

      As of June 30, 2004, we have off-balance sheet debt guarantees of $13.1 million that primarily arose from our sales of nursing facilities. We also guarantee certain third-party operating leases. Those guarantees arose from our dispositions of leased facilities, and the underlying leases have $64.4 million of minimum rental commitments remaining through the initial lease terms, with the latest termination date being February 2019. We have recorded approximately $735,000, included in “Other accrued liabilities” on the condensed consolidated balance sheet at June 30, 2004 as the estimated fair value of guarantees in accordance with the FASB’s Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

      A summary of our long-term contractual obligations and commitments in future years as of December 31, 2003, including principal and interest, is shown below (in thousands):

	Payments Due by Period

	Total	2004	2005-2006	2007-2008	After 2008

Contractual obligations:
Long-term debt(a)	$854,131	$50,722	$101,288	$226,920	$475,201
Capital lease obligations	7,626	887	1,215	901	4,623
Operating leases	134,002	43,504	50,201	20,164	20,133
Federal government settlement obligations	73,894	18,125	36,250	19,519	—
Data processing agreement	8,073	2,437	4,874	762	—

Total contractual cash obligations	$1,077,726	$115,675	$193,828	$268,266	$499,957

	Total	Amount of Commitment Expiration Per Period
	Amounts
	Committed	2004	2005-2006	2007-2008	After 2008

Other commercial commitments:
Letters of credit	$41,266	$41,266	$—	$—	$—
Guarantees	13,083	345	—	2,508	10,230
Other commercial commitments	403	403	—	—	—

Total commercial commitments	$54,752	$42,014	$—	$2,508	$10,230

(a)	For variable-rate debt, we estimated future interest payments based on published forward yield curve analyses.

      These obligations and commitments do not include $70.0 million of Medium-Term Notes due March 2005, which were repaid by BFC on June 15, 2004. (See Amended Item 8 — Note 1.)

      During 2003, we acquired six leased properties (649 beds) and our corporate office building, which had been subject to our off-balance sheet lease arrangement, for cash of $69.5 million. These acquisitions were in accordance with the 2003 amendments to our former senior credit facility and our off-balance sheet lease arrangement. These acquisitions were primarily funded with the proceeds from the sale of nursing facilities, outpatient therapy clinics and Care Focus.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

      We are exposed to market risk because we utilize financial instruments. The market risks inherent in these instruments are attributable to the potential loss from adverse changes in the general level of United States interest rates. We manage our interest rate risk exposure by maintaining a mix of fixed and variable rates for debt and notes receivable. The following table provides information regarding our market sensitive financial instruments and constitutes a forward-looking statement.

	Expected Maturity Dates							Fair Value	Fair Value
								December 31,	December 31,
	2004	2005	2006	2007	2008	Thereafter	Total	2003	2002

	(Dollars in thousands)
Total long-term debt(1):
Fixed rate	$11,743	$11,786	$9,567	$15,423	$8,994	$371,914	$429,427	$503,923	$578,282
Average interest rate	7.53%	7.53%	7.55%	7.55%	7.55%	7.55%
Variable rate	$1,611	$1,635	$1,663	$33,759	$97,581	$551	$136,800	$136,800	$7,375
Average interest rate	4.43%	5.54%	6.64%	7.46%	8.04%	7.83%
Total notes receivable:
Fixed rate	$14,378	$650	$402	$13,766	$291	$3,299	$32,786	$27,459	$24,548
Average interest rate	10.88%	8.39%	9.16%	9.98%	9.07%	8.71%
Variable rate	$37	$39	$41	$43	$46	$208	$414	$414	$449
Average interest rate	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Off-balance sheet obligations(2):
Variable rate	$70,000	$—	$—	$—	$—	$—	$70,000	$70,000	$139,456
Average interest	1.87%	—	—	—	—	—

(1)	See Amended Item 8 — Note 9 for a discussion of our 2003 refinancing. For variable-rate debt, we estimated future interest payments based on published forward yield curve analyses.

(2)	Our off-balance sheet lease obligation of $69.5 million was satisfied in June 2003 when we acquired the remaining leased properties and our corporate office building, which had been subject to this arrangement. The $70.0 million of Medium-Term Notes were repaid by BFC on June 15, 2004.

Item 8.	Consolidated Financial Statements and Supplementary Data.

REPORT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Beverly Enterprises, Inc.

      We have audited the accompanying consolidated balance sheets of Beverly Enterprises, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the accompanying financial statement schedule II. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beverly Enterprises, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole presents fairly in all material respects the information set forth therein.

      As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.

Little Rock, Arkansas

September 21, 2004

BEVERLY ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$258,815	$115,445
Accounts receivable — patient, less allowance for doubtful accounts: 2003 — $30,048; 2002 — $43,189	149,108	169,100
Accounts receivable — non-patient, less allowance for doubtful accounts: 2003 — $1,567; 2002 — $1,347	15,527	6,799
Notes receivable, less allowance for doubtful notes: 2003 — $3,336; 2002 — $6,038	13,724	10,388
Operating supplies	10,425	13,980
Assets held for sale	3,498	36,418
Investment in Beverly Funding Corporation	31,342	—
Prepaid expenses and other	33,377	23,577

Total current assets	515,816	375,707
Property and equipment, net	694,220	789,283
Other assets:
Goodwill, net	57,102	63,377
Other, less allowance for doubtful accounts and notes: 2003 — $2,120; 2002 — $1,853	79,283	121,528

Total other assets	136,385	184,905

	$1,346,421	$1,349,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,572	$65,546
Accrued wages and related liabilities	116,717	98,206
Accrued interest	6,896	12,783
General and professional liabilities	93,736	77,025
Federal government settlement obligations	13,125	11,915
Liabilities held for sale	672	3,239
Other accrued liabilities	102,289	107,241
Current portion of long-term debt	13,354	41,463

Total current liabilities	414,361	417,418
Long-term debt	552,873	588,714
Other liabilities and deferred items	141,001	190,291
Commitments and contingencies
Stockholders’ equity:
Preferred stock, shares authorized: 25,000,000	—	—
Common stock, shares issued: 2003 — 115,594,806; 2002 — 113,249,341	11,559	11,325
Additional paid-in capital	895,950	891,782
Accumulated deficit	(560,825)	(641,293)
Accumulated other comprehensive income	—	517
Treasury stock, at cost: 2003 — 8,283,316; 2002 — 8,391,546	(108,498)	(108,859)

Total stockholders’ equity	238,186	153,472

	$1,346,421	$1,349,895

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,

	2003	2002	2001

	(Restated)	(Restated)	(Restated)
Revenues	$1,820,146	$1,785,247	$1,971,173
Costs and expenses:
Wages and related	1,087,203	1,077,775	1,212,713
Provision for insurance and related items	111,465	85,340	76,099
Other operating and administrative	470,069	466,121	511,514
Depreciation and amortization	59,148	63,196	63,769
Florida insurance reserve adjustment	—	22,179	—
Special charge and adjustment related to California investigation settlement	(925)	6,300	—
Special charge and adjustment related to settlements of federal government investigations	—	(9,441)	77,495
Asset impairments, workforce reductions and other unusual items	3,825	46,814	180,443

Total costs and expenses	1,730,785	1,758,284	2,122,033

Income (loss) before other income (expenses)	89,361	26,963	(150,860)
Other income (expenses):
Interest expense	(63,314)	(62,652)	(74,447)
Costs related to early extinguishments of debt	(6,634)	—	—
Interest income	5,363	4,689	2,911
Net gains on dispositions	422	2,142	988
Gains on sales of equity investments	6,686	—	256

Total other expenses, net	(57,477)	(55,821)	(70,292)

Income (loss) before provision for income taxes, discontinued operations and cumulative effect of change in accounting for goodwill	31,884	(28,858)	(221,152)
Provision for income taxes	5,069	6,085	60,056

Income (loss) before discontinued operations and cumulative effect of change in accounting for goodwill	26,815	(34,943)	(281,208)
Discontinued operations, net of taxes: 2003 — $3,378; 2002 — $0; 2001 — $1,332	53,653	(33,976)	(20,064)
Cumulative effect of change in accounting for goodwill, net of income taxes of $0	—	(77,171)	—

Net income (loss)	$80,468	$(146,090)	$(301,272)

Net income (loss) per share of common stock:
Basic and diluted:
Before discontinued operations and cumulative effect of change in accounting for goodwill	$0.25	$(0.33)	$(2.70)
Discontinued operations, net of taxes	0.50	(0.32)	(0.20)
Cumulative effect of change in accounting for goodwill, net of taxes	—	(0.74)	—

Net income (loss) per share of common stock	$0.75	$(1.39)	$(2.90)

Shares used to compute basic net income (loss) per share	106,582	104,726	104,037

Shares used to compute diluted net income (loss) per share	106,920	104,726	104,037

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)

				Accumulated
		Additional		Other
	Common	Paid-in	Accumulated	Comprehensive	Treasury
	Stock	Capital	Deficit	Income (Loss)	Stock	Total

Balances at January 1, 2001	$11,282	$876,981	$(193,931)	$718	$(111,057)	$583,993
Employee stock transactions related to 5,495 shares of common stock, net	(1)	8,456	—	—	—	8,455
Reissuance of 545,542 shares of common stock from treasury	—	2,231	—	—	1,779	4,010
Comprehensive income (loss):
Foreign currency translation adjustments, net of income tax benefit of $222	—	—	—	(330)	—	(330)
Unrealized gains on securities, net of income taxes of $1,104	—	—	—	1,641	—	1,641
Net loss	—	—	(301,272)	—	—	(301,272)

Total comprehensive loss						(299,961)

Balances at December 31, 2001	11,281	887,668	(495,203)	2,029	(109,278)	296,497
Employee stock transactions related to 436,038 shares of common stock, net	44	3,680	—	—	—	3,724
Reissuance of 124,212 shares of common stock from treasury	—	434	—	—	419	853
Comprehensive loss:
Unrealized losses on securities, net of income taxes of $0	—	—	—	(1,464)	—	(1,464)
Foreign currency translation adjustments, net of income taxes of $0	—	—	—	(48)	—	(48)
Net loss	—	—	(146,090)	—	—	(146,090)

Total comprehensive loss						(147,602)

Balances at December 31, 2002	11,325	891,782	(641,293)	517	(108,859)	153,472
Employee stock transactions related to 2,345,465 shares of common stock, net	234	4,274	—	—	—	4,508
Reissuance of 108,230 shares of common stock from treasury	—	(106)	—	—	361	255
Comprehensive income (loss):
Unrealized losses on securities, net of income taxes of $0	—	—	—	(512)	—	(512)
Foreign currency translation adjustments, net of income taxes of $0	—	—	—	(5)	—	(5)
Net income	—	—	80,468	—	—	80,468

Total comprehensive income						79,951

Balances at December 31, 2003	$11,559	$895,950	$(560,825)	$—	$(108,498)	$238,186

See accompanying notes.

BEVERLY ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,

	2003	2002	2001

Cash flows from operating activities:
Net income (loss)	$80,468	$(146,090)	$(301,272)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, including discontinued operations:
Depreciation and amortization	69,663	88,943	93,001
Provision for reserves on patient, notes and other receivables, net	21,605	55,570	44,251
Amortization of deferred financing costs	4,474	3,096	4,051
Florida insurance reserve adjustment	—	22,179	—
Special charge and adjustment related to California investigation settlement	(925)	6,300	—
Special charge and adjustment related to settlements of federal government investigations	—	(9,441)	77,495
Asset impairments, workforce reductions and other unusual items	7,459	85,773	238,102
Costs related to early extinguishments of debt	6,634
Cumulative effect of change in accounting for goodwill	—	77,171	—
Gains on dispositions of facilities and other assets, net	(81,508)	(1,855)	(568)
Deferred income taxes	—	—	54,901
Insurance related accounts	(32,727)	8,411	11,830
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable — patient	(13,968)	7,896	(3,523)
Operating supplies	1,467	3,081	567
Prepaid expenses and other receivables	(2,502)	988	728
Accounts payable and other accrued expenses	117	(85,335)	8,846
Income taxes payable	16,103	9,790	188
Other, net	(6,499)	(9,844)	(7,700)

Total adjustments	(10,607)	262,723	522,169

Net cash provided by operating activities	69,861	116,633	220,897
Cash flows from investing activities:
Capital expenditures	(43,984)	(100,103)	(89,401)
Proceeds from dispositions of facilities and other assets, net	275,039	169,471	20,795
Collections on notes receivable	8,689	1,616	238
Payments for designated funds, net	(5,183)	(260)	(8,950)
Other, net	(15,373)	(8,389)	(9,336)

Net cash provided by (used for) investing activities	219,188	62,335	(86,654)
Cash flows from financing activities:
Revolver borrowings	—	—	442,000
Repayments of revolver borrowings	—	—	(606,000)
Proceeds from issuance of long-term debt	250,000	5,000	205,248
Repayments of long-term debt	(313,352)	(116,496)	(106,150)
Repayments of off-balance sheet financing	(69,456)	(42,901)	—
Proceeds from exercise of stock options	1,108	1,699	3,648
Deferred financing and other costs	(13,979)	(168)	(9,554)

Net cash used for financing activities	(145,679)	(152,866)	(70,808)

Net increase in cash and cash equivalents	143,370	26,102	63,435
Cash and cash equivalents at beginning of year	115,445	89,343	25,908

Cash and cash equivalents at end of year	$258,815	$115,445	$89,343

Supplemental schedule of cash flow information:
Cash paid (received) during the year for:
Interest, net of amounts capitalized	$67,710	$65,658	$76,358
Income tax payments (refunds), net	(7,656)	(3,705)	6,299

See accompanying notes.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies

Basis of Presentation

      References herein to the Company include Beverly Enterprises, Inc. and its wholly owned subsidiaries.

      On December 31, 2003, we operated 373 nursing facilities, 20 assisted living centers, 23 hospice and home care centers and 10 outpatient clinics in 26 states and the District of Columbia. Our operations also include rehabilitation therapy services in 36 states and the District of Columbia. Our consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Restatement

      The accompanying consolidated financial statements have been restated to report facilities, clinics and other assets which have been sold, closed or classified as held-for-sale during the six months ended June 30, 2004 as discontinued operations.

Use of Estimates

      Generally accepted accounting principles require management to make estimates and assumptions when preparing financial statements that affect:

•	the reported amounts of assets and liabilities at the date of the financial statements; and

•	the reported amounts of revenues and expenses during the reporting period.

      They also require management to make estimates and assumptions regarding contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

      Cash and cash equivalents include time deposits and certificates of deposit with original maturities of three months or less.

Property and Equipment, Net

      Property and equipment is stated at the lower of carrying value or fair value, or where appropriate, the present value of the related capital lease obligations less accumulated amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

Intangible Assets

      Following is a summary of our goodwill and other indefinite-lived intangible assets, included in “Other assets,” and related accumulated amortization, at December 31 (in thousands):

			Accumulated
	Cost Basis		Amortization		Carrying Value

	2003	2002	2003	2002	2003	2002

Goodwill	$78,609	$87,895	$21,507	$24,518	$57,102	$63,377
Other indefinite-lived intangible assets	9,546	11,368	4,547	5,376	4,999	5,992

	$88,155	$99,263	$26,054	$29,894	$62,101	$69,369

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies — (Continued)

      In July 2001, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) was issued, which established new rules on the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the Statement. Intangible assets with definite lives continue to be amortized over their estimated useful lives. With respect to our goodwill and intangible assets, SFAS No. 142 was effective for us beginning January 1, 2002. For 2001, our goodwill and operating rights amortization was $3.9 million and $252,000, respectively, net of income taxes, or $0.04 per share diluted.

      In accordance with this standard, we performed the initial screening for potential impairments of our indefinite-lived intangible assets by reporting unit as of January 1, 2002. We determined the estimated fair values of each reporting unit using discounted cash flow analyses, along with independent source data related to recent transactions. Based on this determination, we identified potential goodwill impairments at our former Matrix and Home Care Services — Care Focus reporting units.

      We engaged a qualified independent valuation group to determine the estimated fair values of each of these reporting units. Their valuation analysis was completed in the fourth quarter of 2002, and led to the recording of a cumulative effect of a change in accounting for goodwill of $77.2 million as of January 1, 2002, including $70.6 million for Matrix and $6.6 million for Care Focus. In accordance with SFAS No. 142, we test goodwill for impairment on an annual basis as of October 1 for each of our reporting units. We also test goodwill for impairment, between annual tests, if an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Based on the October 1, 2003 and 2002 analyses, no additional impairments of goodwill or other indefinite-lived intangibles were identified.

      Following is a summary of our finite-lived intangible assets and related accumulated amortization, by major classification, which are included in “Other assets” at December 31 (in thousands):

			Accumulated
	Cost Basis		Amortization		Carrying Value

	2003	2002	2003	2002	2003	2002

Operating rights and licenses	$1,801	$2,161	$203	$114	$1,598	$2,047
Leasehold interests	439	2,134	389	2,053	50	81

	$2,240	$4,295	$592	$2,167	$1,648	$2,128

      The weighted-average amortization period for these intangibles is approximately 15 years, including 16 years for operating rights and licenses and 6 years for leasehold interests. Amortization expense related to these intangibles for the years ended December 31, 2003, 2002 and 2001 was approximately $100,000, $300,000 and $400,000, respectively. Our estimated aggregate annual amortization expense for these intangibles for each of the next five years is approximately $100,000.

      On an ongoing basis, we review the carrying value of our finite-lived intangibles in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted and make any necessary adjustments. As of December 31, 2003, we do not believe there are any indications that the carrying values, or the useful lives, of these assets need to be adjusted. We have no residual values assigned to our finite-lived intangible assets.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies — (Continued)

Impairment of Long-Lived Assets

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), which addresses financial accounting and reporting for the impairment of long-lived assets (other than goodwill and indefinite-lived intangibles). SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (“SFAS No. 121”) and Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. We adopted the provisions of SFAS No. 144 in 2002. Similar to SFAS No. 121, SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ carrying amounts. The impairment loss is measured by comparing the estimated fair value of the asset, usually based on discounted cash flows, to its carrying amount. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present. (See Note 5.)

Discontinued Operations

      SFAS No. 144 also addresses the accounting for and disclosure of long-lived assets to be disposed of by sale. Under SFAS No. 144, when a long-lived asset or group of assets (disposal group) meets certain criteria set forth in the Statement, including a commitment by the Company to a plan to sell the long-lived asset (disposal group) within one-year:

•	the long-lived asset (disposal group) will be measured and reported at the lower of its carrying value or fair value less costs to sell and classified as held for sale on the consolidated balance sheet; and

•	the related operations of the long-lived asset (disposal group) will be reported as discontinued operations in the consolidated statement of operations, with all comparable periods restated.

      SFAS No. 144 also addresses the accounting for and disclosure surrounding the disposal of long-lived assets. Our consolidated statements of operations have been restated for all periods presented to report as discontinued operations 80 nursing facilities, seven assisted living centers, our Matrix outpatient therapy clinics, our Care Focus business unit and certain business units of our Home Care segment which were disposed of during the year ended December 31, 2003 and 15 nursing facilities, one assisted living center and a home medical equipment business disposed of during the six months ended June 30, 2004, as well as 24 nursing facilities classified as held-for-sale during the six months ended June 30, 2004. At December 31, 2002, our former Matrix segment and our MK Medical business unit met the criteria set forth in SFAS No. 144 to be classified as held for sale and reported in discontinued operations. At December 31, 2003, the remaining assets and liabilities of our former Matrix segment are classified as held for sale. (See Note 6.)

Transfers of Financial Assets

      The Company has an agreement to sell, on an ongoing basis, certain of its patient accounts receivable through a revolving sales structure and retains servicing responsibilities for the transferred receivables. The Company accounts for the transfers of receivables as sales in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). Accordingly, the related patient accounts receivable are not included in our consolidated balance sheets.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies — (Continued)

      During 2003, 2002 and 2001, the Company, through its wholly owned subsidiary Beverly Health and Rehabilitation Services, Inc. (“BHRS”), sold on a revolving basis certain Medicaid and Veterans Administration (“VA”) patient accounts receivable to a non-consolidated bankruptcy remote, qualifying special purpose entity (“QSPE”), Beverly Funding Corporation (“BFC”) at a discount of 1%. These daily transactions constitute true sales of receivables for which BFC bears the risk of collection.

      Activities related to the revolving sales structure with BFC were as follows for the years ended December 31 (in thousands):

	2003	2002	2001

New receivables sold	$824,475	$867,772	$801,707
Cash collections remitted	830,457	857,731	818,168
Fees received for servicing	2,142	2,119	2,085
Loss on sale of receivables	(8,245)	(8,678)	(8,017)

      BHRS provides invoicing and collection services related to the receivables for a market-based servicing fee. BHRS recognizes a loss for the 1% discount at the time of sale which is included in “Other operating and administrative costs and expenses” and in “Net cash provided by operating activities” in our consolidated financial statements.

      BFC has $70.0 million of medium-term notes (the “Medium-Term Notes”), which are collateralized by outstanding Medicaid and VA patient accounts receivable purchased from BHRS. BFC is required to maintain receivables and/or a cash balance in excess of the outstanding balance of the Medium-Term Notes, based on a calculated formula in the Master Sale and Servicing Agreement. Based on ongoing reviews of BFC’s operations, the Company believes that BFC meets the criteria set forth in SFAS No. 140, and related interpretive guidance, to be a QSPE. Therefore, the assets and liabilities of BFC are not consolidated with Beverly Enterprises, Inc. At December 31, 2003, BFC had total assets of approximately $108.5 million, substantially all of which are pledged as collateral for the Medium-Term Notes. The assets of BFC cannot be used to satisfy claims of the Company or any of its subsidiaries. The Medium-Term Notes currently mature in March 2005; however, according to the provisions of the notes, principal payments on these obligations, calculated based on quarterly collections of the underlying receivables, begin in the second quarter of 2004. These obligations were repaid on June 15, 2004.

      At December 31, 2003, our investment in BFC of $31.3 million has been recorded as a current asset in our consolidated balance sheet. The investment is recorded at its estimated fair value and is subject to periodic review for other than temporary impairment. The fair value is determined by discounting the expected future cash flows of the underlying receivables purchased and held by BFC at discount rates that reflect the projected payment terms and the credit risk of the receivables. We regularly update our fair value analysis for changes in timing and amount of expected future collections of the receivables. The carrying value of our investment is written down when the analysis indicates that the investment is other than temporarily impaired. Our total investments in BFC have been adjusted from their initial value of $35.0 million due to cumulative credit losses incurred by BFC associated with the purchased receivables since June 1999. We believe the carrying value of our asset will be fully realized upon the maturity and repayment of the Medium-Term Notes and collection of the excess receivables. We monitor this off-balance sheet obligation throughout the year and believe the obligation and any related assets should not be included in our consolidated financial statements under current generally accepted accounting principles.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies — (Continued)

Insurance

      We record our provisions for insurance based primarily on independent actuarial valuations using the most recent trends of claims, settlements and other relevant data. Premiums and other costs for our insurance programs are recorded as incurred. See Note 2 for a discussion of our insurance liabilities and related items.

Earnings Per Share

      The following table sets forth the calculation of basic and diluted earnings per share for the years ended December 31 (in thousands, except per share data):

	Years Ended December 31,

	2003	2002	2001

Numerator:
Numerator for basic and diluted net income (loss) per share	$80,468	$(146,090)	$(301,272)

Denominator:
Denominator for basic net income (loss) per share — weighted average shares	106,582	104,726	104,037
Effect of dilutive securities:
Employee stock options	338	—	—

Denominator for diluted net income (loss) per share — weighted average shares and assumed conversions	106,920	104,726	104,037

Basic and diluted net income (loss) per share	$0.75	$(1.39)	$(2.90)

      Diluted earnings per share does not include the impact of 4.0 million, 8.9 million and 5.8 million of employee stock options outstanding for the years ended December 31, 2003, 2002 and 2001, respectively, because their effect would have been antidilutive.

Stock-Based Awards

      On December 31, 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to provide alternative methods of transition for an entity that changes to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board Opinion No. 28, Interim Financial Reporting (“APB 28”) to require expanded disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements and allows companies to continue to use the intrinsic value method of APB 25.

      We continue to use the intrinsic value method to account for our stock options. Accordingly, we do not recognize compensation expense for our stock option grants, which are issued at fair market value on the date of grant. However, we recognize compensation expense for our restricted stock grants at the fair market value of our common stock on the date of grant over the respective vesting periods on a straight-line basis. See Note 11 for the pro forma effects on our reported net income (loss) and diluted net income (loss) per share if

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies — (Continued)

we recognized compensation expense on all stock-based awards using estimated fair values over the vesting periods and other disclosures required by SFAS No. 148.

Revenues

      Our revenues are derived primarily from providing long-term healthcare services. Approximately 80% of our revenues is derived from federal (Medicare) and state (Medicaid) medical assistance programs. Approximately 56% and 57% of our net patient accounts receivable at December 31, 2003 and 2002, respectively, are due from such programs. We record revenues when services are provided at standard charges adjusted to amounts estimated to be received under governmental programs and other third-party contractual arrangements based on contractual terms and historical experience. These revenues and receivables are reported at their estimated net realizable amounts and are subject to audit and retroactive adjustment.

      Retroactive adjustments are estimated in the recording of revenues in the period the related services are rendered. These amounts are adjusted in future periods as adjustments become known or as cost reporting years are no longer subject to audits, reviews or investigations. Due to the complexity of the laws and regulations governing the Medicare and Medicaid programs, there is at least a possibility that recorded estimates will change by a material amount in the near term. See Note 4 for a discussion of a settlement with the federal government related to Medicare cost reimbursement issues and Note 10 for the estimated potential overpayment from government programs resulting from an internal investigation of our former MK Medical business unit. Excluding these items, changes in estimates related to third-party receivables resulted in an increase in revenues of approximately $8.6 million and $601,000 for the years ended December 31, 2003 and 2002, respectively, and a decrease in revenues of approximately $2.0 million for the year ended December 31, 2001.

      Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action including fines, penalties and possible exclusion from the Medicare and Medicaid programs. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the issue.

Receivables and Concentration of Credit Risk

      We have significant accounts receivable and notes receivable whose collectibility or realizability is dependent upon the performance of certain governmental programs, primarily Medicare and Medicaid. These receivables represent our only concentration of credit risk. We do not believe there are significant credit risks associated with these governmental programs. We believe that an adequate provision, based on historical experience, has been made for the possibility of a portion of these and other receivables becoming uncollectible and we continually monitor and adjust these allowances as necessary. In establishing our estimate of uncollectible accounts and notes, we consider our historical collection experience, the aging of the account, and the payor classification, as well as the collateral value for notes receivable. Private pay accounts usually represent our highest collectibility risk. We write-off uncollectible accounts and notes receivable after all collection efforts have been exhausted and we determine they will not be collected. Our allowance for doubtful accounts represented approximately 17% and 20% of patient accounts receivable at December 31, 2003 and 2002, respectively. Certain interest-bearing notes receivable are placed on a nonaccrual basis when uncertainty arises as to the collectibility of principal or interest. Notes receivable of $6.7 million and $9.5 million at December 31, 2003 and 2002, respectively, were on a nonaccrual basis and specific collectibility allowances of $3.7 million and $6.9 million, respectively, have been recorded on these nonaccrual notes.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies — (Continued)

Income Taxes

      We follow the liability method in accounting for income taxes. The liability method requires deferred tax assets and liabilities to be recorded at currently enacted tax rates based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Due to uncertainties surrounding the generation of sufficient future income in the near term necessary to realize certain deferred tax benefits, primarily relating to net operating loss carryforwards, we have established a full valuation allowance on our net deferred tax assets. (See Note 12.)

Comprehensive Income (Loss)

      During the fourth quarter of 2003, we sold all of our holdings in a publicly traded equity security that was acquired in 1995 for gross proceeds of $8.5 million. This investment had been accounted for as available for sale, with all changes in fair value being recorded as comprehensive income. In conjunction with the sale of the investment, we reversed accumulated comprehensive income, net of income taxes, of $512,000 and recognized a pre-tax gain of $6.7 million. Comprehensive income (loss) for 2002 includes charges and credits to stockholders’ equity not included in net loss. Accumulated other comprehensive income, net of income taxes, of $517,000 at December 31, 2002, primarily consisted of net unrealized gains on available-for-sale securities of $512,000.

      During the year ended December 31, 2000, we transferred one of our equity securities from the available-for-sale category to the trading category. During 2001, this security was sold and we recognized a pre-tax gain of $256,000 included in “Gains on sales of equity investments” on the consolidated statements of operations.

Other

      Certain prior year amounts have been reclassified to conform with the 2003 financial statement presentation. Assets and liabilities held for sale are reported based on their status as of the balance sheet date.

2.	Insurance

      General and professional liability costs for the long-term care industry have become increasingly expensive and difficult to estimate. In addition, insurance coverage for patient care liability and certain other risks, for nursing facilities specifically and companies in general, has become increasingly difficult to obtain. When obtained, insurance carriers are often requiring companies to significantly increase their liability retention levels and/or pay substantially higher premiums for reduced coverage. We exercise care in selecting companies from which we purchase insurance, including review of published ratings by recognized rating agencies, advice from national brokers and consultants and review of trade information sources. There exists a risk that any of these insurance companies may become insolvent and unable to fulfill their obligation to defend, pay or reimburse us when that obligation becomes due. Although we believe the companies we have purchased insurance from are solvent, in light of the dramatic changes occurring in the insurance industry in recent years, we cannot be assured that they will remain solvent and able to fulfill their obligations.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

2.	Insurance — (Continued)

      We believe that adequate provision has been made in the financial statements for liabilities that may arise out of patient care and related services provided to date. These provisions are based primarily upon the results of independent actuarial valuations, prepared by actuaries with long-term care industry experience. These independent valuations are formally prepared twice a year using the most recent trends of claims, settlements and other relevant data. In addition to the actuarial estimate of retained losses, our provision for insurance includes accruals for insurance premiums and related costs for the coverage period and our estimate of any experience adjustments to premiums. The following table summarizes our provisions for insurance and related items, including the Florida insurance reserve adjustment in 2002, for the years ended December 31 (in thousands):

	2003	2002	2001

General and professional liability:
Continuing operations	$57,364	$41,676	$35,244
Florida insurance reserve adjustment	—	22,179	—
Discontinued operations	49,295	28,701	14,973

	$106,659	$92,556	$50,217

Workers’ compensation:
Continuing operations	$40,589	$36,024	$35,779
Discontinued operations	11,272	11,870	9,624

	$51,861	$47,894	$45,403

Other insurance:
Continuing operations	$13,512	$7,640	$5,076
Discontinued operations	843	1,081	865

	$14,355	$8,721	$5,941

Total provision for insurance and related items:
Continuing operations	$111,465	$85,340	$76,099
Florida insurance reserve adjustment	—	22,179	—
Discontinued operations	61,410	41,652	25,462

	$172,875	$149,171	$101,561

(1)	Includes an accrual in 2003 for the purchase of incremental patient care liability insurance on divested nursing facilities.

      Based on the results of the 2002 mid-year actuarial study, performed by our independent actuaries, we recorded a pre-tax charge of $43.3 million related to an increase in our reserves for prior policy year patient care liability costs, including $22.2 million attributable to our previously operated Florida facilities. We completed the sale of our Florida facilities in January 2002; however, we are liable for patient care liability claims and other costs for those facilities through the date of sale, subject to insurance.

      We insure certain of our auto liability, general liability, professional liability and workers’ compensation risks through various types of loss sensitive insurance policies with affiliated and unaffiliated insurance companies. For our general and professional liabilities, we are typically responsible for the first dollar of each claim, up to a self-insurance limit determined by the individual policies, subject to aggregate limits for certain

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

2.	Insurance — (Continued)

policy years. In several prior policy years, losses exceed our self-insurance aggregate limits. For claims relating to these years, our insurers have assumed a more significant role in handling the claims or related obligations and settlements. As a result, it is more difficult to estimate potential losses in these years. However, we expect any losses in those years to be covered by our insurers. The liabilities for incurred losses retained by Beverly and not covered by insurance are estimated by the independent actuaries and are discounted on our financial statements at 10% to their present value using actuarially determined loss payment timing patterns. The discount rate is based upon our best estimate of the incremental borrowing rate that would be required to fund these liabilities with uncollateralized debt. A reduction in the discount rate by one-half of a percentage point would have resulted in an additional pre-tax charge of approximately $1.8 million for the year ended December 31, 2003.

      The discounted insurance liabilities are included in the consolidated balance sheet captions as follows at December 31 (in thousands):

	2003	2002

Accrued wages and related liabilities	$2,528	$2,574
General and professional liabilities	93,736	77,025
Other accrued liabilities	10,678	8,142
Other liabilities and deferred items	52,954	102,418

	$159,896	$190,159

      On an undiscounted basis, total retained liabilities as of December 31, 2003 and 2002 were approximately $203.7 million and $224.2 million, respectively. As of December 31, 2003, approximately $11.8 million in funds (the “Beverly Indemnity funds”) are restricted for the payment of insured claims and included in “Prepaid expenses and other” on our consolidated balance sheet. In addition, we anticipate that approximately $29.9 million of our existing cash at December 31, 2003, while not legally restricted, will be utilized primarily to fund certain workers’ compensation, general and professional liability claims and expenses. We do not expect to use this cash for other purposes.

3.	California Investigation Settlement and Related Costs

      On August 1, 2002, the Company and the State of California reached an agreement on the settlement of an investigation by the Attorney General’s office and the District Attorney of Santa Barbara County of patient care issues in several California nursing facilities. In accordance with the terms of the settlement agreement, Beverly Enterprises — California, Inc. entered a plea of nolo contendere to two felony charges under California’s Elder Abuse statute and paid a fine of $54,000 related to the plea. In addition, Beverly Enterprises — California, Inc. reimbursed the Attorney General and the Santa Barbara County District Attorney $533,000 for the costs of their investigations and paid a $2.0 million civil penalty in four equal, quarterly installments of $500,000.

      A Permanent Injunction (“Permanent Injunction”) was entered requiring nursing facilities in California, operated by subsidiaries of the Company, to comply with all applicable laws and regulations and conduct certain training and education programs. The Company recorded a pre-tax charge against earnings of $6.3 million during the second quarter of 2002 to reflect the terms of the settlement and related costs. During the second quarter of 2003, approximately $925,000 of the reserves related to this settlement were reversed when it was determined they were no longer required.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

3.	California Investigation Settlement and Related Costs — (Continued)

      Certain revisions were made to our Corporate Integrity Agreement in conjunction with the Permanent Injunction requiring:

•	additional training for clinical associates, contractors and agents who perform services in our California nursing facilities; and

•	hiring an independent quality monitor to assess the effectiveness, reliability and thoroughness of our quality care systems and our response to quality of care issues in our nursing facilities in California, Arizona, Hawaii and Washington. By March 31, 2004, we had divested all of our nursing facilities in Arizona, Washington and Hawaii and a substantial portion of our nursing facilities in California. (See Note 15.)

4.	Special Charge and Adjustment Related to Settlements with the Federal Government

      Effective October 15, 2002, we entered into a settlement agreement with the Centers for Medicare and Medicaid Services (“CMS”), which resolved certain reimbursement issues relating to: (1) costs of services provided to Medicare patients during 1996 through 1998 under the federal government’s former cost-reimbursement system; (2) co-payments due from Medicare beneficiaries, who were also eligible for Medicaid, for the years 1996 through 2000; and (3) all outstanding issues from our Allocation Investigations (see Note 10). Under the terms of the settlement agreement, we paid CMS $35.0 million in November 2002.

      Because the issues related to this matter arose prior to December 31, 2001 and an offer to settle was made prior to releasing our 2001 consolidated financial statements, we reflected a pre-tax charge related to this matter of $77.5 million in our 2001 results of operations, including:

•	$35.0 million related to the cash payment to CMS, which was made in November 2002;

•	$81.5 million related to the write-off of Medicare cost report receivables for 1996 through 1998 and co-payment issues for 1999 and 2000;

•	partially offset by $39.0 million in reserves established in conjunction with the Allocation Investigations (see Note 10).

      In connection with the final settlement with CMS in 2002, we were able to revise the amount of legal fees and other costs we originally expected to incur in conjunction with these settlements. Accordingly, legal and related fees accrued for these matters in prior years were reduced by $9.4 million during 2002.

      The present value of our remaining obligation under the Civil Settlement Agreement (see Note 10) is included in the consolidated balance sheet captions as follows at December 31 (in thousands):

	2003	2002

Federal government settlement obligations	$13,125	$11,915
Other liabilities and deferred items	48,763	61,976

	$61,888	$73,891

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

5.	Asset Impairments, Workforce Reductions and Other Unusual Items

      We recorded pre-tax charges for asset impairments, workforce reductions and other unusual items as follows for the years ended December 31 (in thousands):

	2003	2002	2001

Asset impairments	$2,076	$41,912	$97,309
Workforce reductions	2,507	7,869	24,236
Exit costs and other unusual items	(361)	—	58,898
Reversal of previously recorded charges	(397)	(2,967)	—

	$3,825	$46,814	$180,443

Asset Impairments

      During 2003, we recorded asset impairments of $2.1 million primarily related to the write-down of property and equipment on three nursing facilities included in the Nursing Facilities segment, utilizing the same method described below for 2002. These facilities had a history of operating losses with expected future losses and cash flow deficiencies.

      During 2002, we recorded asset impairments of $41.9 million relating to the write-down of property and equipment on certain assets of the Nursing Facilities segment. The October 1, 2002 elimination of certain funding under the Medicare program affected the cash flows, and therefore the fair values, of each of our nursing facilities. This event led to an impairment assessment on each of our nursing facilities, including:

•	estimating the undiscounted cash flows to be generated by each of the facilities over the remaining life of the primary asset; and

•	reducing the carrying value of the asset to the estimated fair value when the total estimated undiscounted future cash flows was less than the current book value of the long-lived assets (excluding goodwill and other indefinite-lived intangible assets).

      In estimating the undiscounted cash flows for the 2002 impairment assessment, we primarily used our internally prepared budgets and forecast information, with certain probability adjustments, including, but not limited to, the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs. In order to estimate the fair values of the nursing facilities, we used a discounted cash flow approach, supplemented by public resource information on valuations of nursing facility sales transactions by region of the country. Where the estimated undiscounted cash flows were negative, we estimated the fair values based on discounted public resource information, sales values or estimated salvage values. A substantial change in the estimated future cash flows for these facilities could materially change the estimated fair values of these assets, possibly resulting in an additional impairment.

      During 2001, we recorded asset impairments of $97.3 million, primarily including:

•	$75.1 million write-down of Florida facilities, as discussed below. These assets were included in the total assets of the Nursing Facilities segment as of December 31, 2001;

•	write-down of goodwill of $5.8 million and other assets of $1.1 million on under-performing Home Care businesses. These assets were included in the total assets of the Home Care segment as of December 31, 2001;

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

5.	Asset Impairments, Workforce Reductions and Other Unusual Items — (Continued)

•	write-down of property and equipment of $3.6 million, and goodwill and other intangibles of $600,000 on certain under-performing nursing facilities. These assets were included in the total assets of the Nursing Facilities segment as of December 31, 2001;

•	write-off of abandoned projects and investments totaling $7.8 million; and

•	$3.3 million related to the termination of a lease in Indiana, including the write-off of net book value of the related assets.

      The asset impairment analyses on our under-performing units and facilities in 2001 included:

•	estimating the undiscounted cash flows to be generated by each unit or facility, primarily over the weighted average remaining life of the assets; and

•	reducing the carrying value of the assets to the estimated fair value when the total undiscounted cash flows was less than the carrying value of the unit or facility.

      In order to estimate the fair values of the unit, facility or property for the 2001 impairment assessment, we used a discounted cash flow approach. For the nursing facilities, we discounted the estimated future cash flows over the remaining life of the primary asset. For the Home Care businesses that lacked significant property investments, we discounted the next 10 years of expected cash flows. Cash flows for all lines of business were estimated using historical results, without an inflation factor, and adjusted for known trends. Those cash flows were discounted at our weighted average cost of capital. A one percent change in the discount rate would not have had a material impact on the impairment calculations. Where the cash flows were negative, we estimated the fair values based on our knowledge of recent or pending sales of comparable businesses.

      During 2001, a formal plan was initiated by management to pursue the sale of our nursing home operations in Florida, which included 49 nursing facilities and four assisted living centers (the “Florida facilities”). The plan included the pursuit of the sale of one additional nursing facility in Florida and certain other assets which would be sold in separate transactions. The decision to sell these properties was made primarily due to the disproportionately high patient care liability costs that we had been incurring in the state of Florida. Accordingly, the property and equipment, identifiable intangibles and operating supplies of our Florida nursing home operations were considered assets held for sale. Management estimated the fair value less selling costs of such assets and took special pre-tax charges in 2001 totaling $75.1 million to write-down the Florida assets. Effective December 1, 2001, we entered into a lease agreement on the Florida facilities with Florida Health Care Properties and we closed the real estate sale in January 2002, with no further gain or loss. Annualized revenues for the Florida facilities were approximately $288.0 million. During the year ended December 31, 2001, our Florida nursing home operations recorded pre-tax income of approximately $600,000.

Workforce Reductions

      During 2003, we recorded $2.5 million for workforce reductions primarily relating to 67 associates who were notified during 2003 that their positions would be eliminated, and included the following:

•	$2.8 million of cash expenses, $1.8 million of which was paid during the year ended December 31, 2003; and

•	non-cash expenses of approximately $84,000 related to the issuance of 108,230 shares under our Stock Grant Plan (the “Stock Grant Plan”), less approximately $400,000 due to the cancellation of restricted stock.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

5.	Asset Impairments, Workforce Reductions and Other Unusual Items — (Continued)

      During 2002, we recorded $7.9 million for workforce reductions, which included a charge of approximately $8.5 million for 133 associates who were notified in 2002 that their positions would be eliminated, net of a $600,000 reversal of workforce reduction charges recorded in 2001 which were no longer needed. The $8.5 million pre-tax charges included the following:

•	$8.0 million of cash expenses, approximately $2.8 million and $4.1 million of which was paid during the years ended December 31, 2003 and 2002; and

•	non-cash expenses of $500,000 related to the issuance of 124,212 shares under our Stock Grant Plan.

      In January 2001, we implemented a new three-year strategic plan and operationally reorganized our business. As a result of this operational reorganization, we recorded special pre-tax charges totaling approximately $24.2 million during 2001. Approximately $23.1 million of these pre-tax charges related to severance and other employment agreements for approximately 240 associates who were notified in 2001 that their positions would be eliminated, including:

•	$18.0 million of cash expenses, approximately $271,000, $4.9 million and $11.3 million of which was paid during the years ended December 31, 2003, 2002 and 2001, respectively;

•	non-cash expenses of $4.5 million related to the issuance of 545,542 shares under our Stock Grant Plan; and

•	non-cash expenses of $600,000 related to other long-term incentive agreements.

Other Unusual Items

      During 2001, in conjunction with the sale of our Florida facilities, we recorded special pre-tax charges totaling $55.1 million for certain exit and other costs. These costs related to severance agreements, termination payments on certain contracts and various other items.

      The following table summarizes activity in our estimated workforce reduction and exit costs for the years ended December 31 (in thousands):

	2003		2002		2001

	Workforce		Workforce		Workforce
	Reductions	Exit Costs	Reductions	Exit Costs	Reductions	Exit Costs

Balance beginning of year	$5,418	$4,991	$7,631	$15,030	$4,151	$5,208
Charged to continuing operations	2,902	(884)	8,454	—	23,118	18,165
Charged to discontinued operations	—	26,599	—	2,633	—	—
Cash payments	(4,896)	(22,579)	(9,074)	(10,313)	(15,448)	(8,343)
Stock transactions	—	—	(1,008)	—	(4,158)	—
Reversals	(395)	(857)	(585)	(2,359)	(32)	—

Balance end of year	$3,029	$7,270	$5,418	$4,991	$7,631	$15,030

6.	Discontinued Operations

      During the fourth quarter of 2002, a formal plan was approved by our Board of Directors to pursue the sale of our Matrix segment and MK Medical business unit. The decision to sell these non-strategic assets was

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

6.	Discontinued Operations — (Continued)

made primarily to allow us to further reduce our debt level and to reinvest in facilities, technology and other business opportunities consistent with our strategic objectives.

      During 2002, in accordance with SFAS No. 144, the assets and liabilities of our former Matrix segment, the assets of our MK Medical business unit, and certain non-strategic assets of our Nursing Facilities Segment were reclassified to the corresponding “held for sale” asset and liability line items in the 2002 consolidated balance sheet. The outpatient therapy clinics and managed care network of Matrix, the MK Medical business unit, and certain non-strategic assets of our Nursing Facilities segment were sold during 2003. We continue to actively market the remaining Matrix assets and expect to dispose of them within the next six months.

      A summary of the asset and liability line items from which the reclassifications have been made at December 31, is as follows (in thousands):

	2003	2002

			MK
	Matrix	Matrix	Medical	Nursing	Total

Current assets	$2,042	$13,711	$923	$—	$14,634
Property and equipment, net	1,100	6,588	1,183	6,696	14,467
Goodwill	332	3,713	—	—	3,713
Other assets	24	3,531	73	—	3,604

Total assets held for sale	$3,498	$27,543	$2,179	$6,696	$36,418

Current liabilities held for sale	$672	$3,239	$—	$—	$3,239

      The following facilities, clinics and other assets disposed of during the year ended December 31, 2003, are reflected as discontinued operations in the accompanying consolidated statements of operations:

•	80 nursing facilities (9,468 beds), seven assisted living centers (278 units) and certain other assets for cash proceeds totaling approximately $223.8 million and a $4.0 million note receivable;

•	the outpatient rehabilitation clinic operations and the managed care network of our former Matrix segment for cash proceeds of $36.0 million; and

•	the Care Focus and MK Medical business units and certain other assets of our Home Care segment for cash proceeds totaling $11.0 million and a $1.0 million note receivable.

      The following facilities and business disposed of during the six months ended June 30, 2004, as well as the operations of 24 nursing facilities (2,306 beds) of our Nursing Facility segment classified as held for sale in June 2004, are reflected as discontinued operations in the accompanying consolidated statements of operations:

•	15 nursing facilities (1,703 beds) and one assisted living center (32 units) for cash proceeds totaling $8.9 million; and

•	a home medical equipment business of our Home Care segment for cash proceeds totaling $370,000.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

6.	Discontinued Operations — (Continued)

      The results of operations of disposed facilities, clinics and other assets during the six months ended June 30, 2004, and the year ended December 31, 2003, as well as the results of operations of the held-for-sale assets, have been reported as discontinued operations for all periods presented in the accompanying consolidated statements of operations. Also included in discontinued operations are gains and losses on sales, additional impairments and exit costs relative to these facilities, clinics and other assets. A summary of the discontinued operations by operating segment for the years ended December 31 is as follows (in thousands):

	2003				2002

			Nursing				Nursing
	Matrix	Home Care	Facilities	Total	Matrix	Home Care	Facilities	Total

Revenues(1)	$18,550	$20,395	$496,888	$535,833	$86,109	$20,894	$626,290	$733,293

Operating income (loss)(2)	$749	$(2,446)	$(1,928)	$(3,625)	$810	$(31,057)	$35,338	$5,091
Gain (loss) on sale and exit costs	11,120	1,557	67,113	79,790	(1,001)	(1,257)	(107)	(2,365)
Impairments and other unusual items(3)	—	(540)	(18,594)	(19,134)	230	(4,239)	(32,693)	(36,702)

Pre-tax income (loss)	$11,869	$(1,429)	$46,591	57,031	$39	$(36,553)	$2,538	(33,976)

Provision for state income taxes				3,378				—

Discontinued operations, net of taxes				$53,653				$(33,976)

	2001

			Nursing
	Matrix	Home Care	Facilities	Total

Revenues	$90,907	$52,714	$616,375	$759,996

Operating income (loss)(2)	$(8,652)	$(13,366)	$61,237	$39,219
Gain (loss) on sale and exit costs	—	—	(292)	(292)
Impairments and other unusual items(3)	(32,482)	(18,760)	(6,417)	(57,659)

Pre-tax income (loss)	$(41,134)	$(32,126)	$54,528	(18,732)

Provision for income taxes				1,332

Discontinued operations, net of taxes				$(20,064)

(1)	Includes an adjustment of $18.0 million in 2002 for estimated overpayments to MK Medical by government payors. MK Medical was part of our Home Care segment. (See Note 10.)

(2)	Includes net interest expense of $2.8 million, $4.1 million and $4.8 million for 2003, 2002 and 2001, respectively. Also includes depreciation and amortization of $10.5 million, $25.7 million and $29.2 million for 2003, 2002 and 2001, respectively.

(3)	Includes an accrual in 2003 for the purchase of incremental patient care liability insurance on divested nursing facilities. Includes an accrual of $1.0 million in 2002 for legal and related fees associated with the MK Medical estimated overpayment issue, and asset impairment charges in 2002 and 2001 related to certain nursing facilities, our former Matrix segment and our MK Medical business unit.

      We recognized net gains on sales of $67.1 million related to divestitures of certain nursing facilities and assisted living centers during the year ended December 31, 2003. During 2002, we recognized asset

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

6.	Discontinued Operations — (Continued)

impairment charges on certain of these divested or held-for-sale facilities, amounting to $32.7 million. These impairments were precipitated by an estimated decline in future cash flows, primarily associated with Medicare funding reductions. Of the divested nursing facilities that incurred impairment charges in 2002, we recognized net losses on sales of $5.3 million.

7.	Acquisitions and Dispositions

      During the year ended December 31, 2003, we acquired the remaining six leased properties (649 beds) and our corporate office building, which had been subject to our off-balance sheet lease arrangement, for cash of $69.5 million. These acquisitions were in accordance with amendments made in 2003 to our former credit facility and our off-balance sheet lease arrangement. The acquisitions were primarily funded with the proceeds from the sales of nursing facilities, our outpatient rehabilitation clinics and Care Focus. We also entered into an operating lease on a nursing facility (140 beds) and purchased certain other assets for cash of approximately $400,000 plus closing and other costs. Excluding discontinued operations during 2003 (see Note 6), we closed one nursing facility (94 beds), sold one non-operational nursing facility (120 beds) and certain other assets for $7.6 million, including cash and a $4.1 million note receivable. We recognized net pre-tax gains of $400,000 during the year ended December 31, 2003, included in “Net gains on dispositions” on the consolidated statements of operations, as a result of these disposal activities. These dispositions did not meet the criteria in SFAS No. 144 to be included in discontinued operations.

      During the year ended December 31, 2002, we sold, closed or terminated the leases on 69 nursing facilities (8,132 beds), four assisted living centers (315 units), four home care centers, 10 outpatient clinics and certain other assets for cash proceeds of approximately $170.9 million and notes receivable of approximately $21.7 million. In December 2001, we leased to another operator 49 nursing facilities (6,129 beds) and four assisted living centers, all of which were located in Florida (see Note 5). Excluding the Florida properties, which had been written down to net realizable value in 2001, we recognized net pre-tax gains of $2.1 million during the year ended December 31, 2002, included in “Net gains on dispositions” on the consolidated statements of operations, as a result of these disposal activities. The majority of these disposed assets were classified as held for sale at December 31, 2001 and, therefore, did not meet the criteria for classification as discontinued operations.

      During the year ended December 31, 2001, we acquired one nursing facility (185 beds), eight previously leased nursing facilities (903 beds) and certain other assets for cash of approximately $3.7 million, assumed debt of approximately $18.4 million, security deposits of $200,000 and incurred closing and other costs of approximately $300,000. These acquisitions were accounted for as purchases. Also during such period, we sold, closed or terminated the leases on 18 nursing facilities (1,768 beds), one assisted living center (12 units), three outpatient therapy clinics, one home care center and certain other assets for cash proceeds of approximately $20.4 million and a note receivable of approximately $3.9 million. We did not operate three of the nursing facilities (355 beds) which had been leased to other nursing home operators. We recognized net pre-tax gains of $1.0 million during the year ended December 31, 2001, included in “Net gains on dispositions” on the consolidated statements of operations, as a result of these dispositions. In addition, we terminated the lease on one nursing facility (223 beds) in Indiana and recorded a pre-tax charge of approximately $3.3 million which was included in the consolidated statements of operations caption “Asset impairments, workforce reductions and other unusual items.”

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

8.	Property and Equipment

      A summary of property and equipment and related accumulated depreciation and amortization, by major classification, at December 31 is as follows (in thousands):

	Total		Owned		Leased

	2003	2002	2003	2002	2003	2002

Land, buildings and improvements	$1,038,702	$1,153,084	$1,029,657	$1,138,054	$9,045	$15,030
Furniture and equipment	241,412	301,604	239,071	298,244	2,341	3,360
Construction in progress	8,091	6,974	8,091	6,974	—	—

	1,288,205	1,461,662	1,276,819	1,443,272	11,386	18,390
Less accumulated depreciation and amortization	593,985	672,379	585,995	659,746	7,990	12,633

	$694,220	$789,283	$690,824	$783,526	$3,396	$5,757

      We record depreciation and amortization using the straight-line method over the following estimated useful lives: land improvements — 5 to 15 years; buildings — 35 to 40 years; building improvements — 5 to 20 years; leasehold improvements — 5 to 20 years; furniture and equipment — 5 to 15 years. Capital leased assets are amortized over the remaining initial terms of the leases.

      Depreciation and amortization expense related to property and equipment, including the amortization of assets under capital lease obligations, for the years ended December 31, 2003, 2002 and 2001 was $61.9 million, $77.7 million and $76.3 million, respectively, including depreciation and amortization expense on discontinued operations of $10.1 million, $22.2 million and $21.3 million, respectively.

      Capitalized software costs of $53.4 million and $53.6 million at December 31, 2003 and 2002, respectively, net of accumulated amortization of $28.4 million and $30.8 million, respectively, are included in the accompanying consolidated balance sheet caption “Other assets.” Amortization expense related to capitalized software costs for the years ended December 31, 2003, 2002 and 2001 was $8.0 million, $10.3 million and $8.6 million, respectively, including amortization expense on discontinued operations of $337,000, $2.6 million and $2.0 million, respectively.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

9.	Long-Term Debt

      Long-term debt consists of the following at December 31 (in thousands):

	2003	2002

Revolving credit facility	$—	$—
9 5/8% Senior Notes due April 15, 2009, unsecured	200,000	200,000
9% Senior Notes due February 15, 2006, unsecured, prepaid December 1, 2003	—	180,000
Term Loan due October 22, 2008 secured by first priority liens on 79 nursing facilities (9,157 beds) with an aggregate carrying value of $190,816 at December 31, 2003	134,662	—
2.75% Convertible Subordinated Notes due November 1, 2033, unsecured	115,000	—
Notes and mortgages, less imputed interest; due in installments through the year 2031, at effective interest rates of 4.75% to 12.50%, a portion of which is secured by property, equipment and other assets with a carrying value of $85,416 at December 31, 2003	63,584	133,554
Industrial development revenue bonds, due in installments through the year 2013, at effective interest rates of 4.98% to 10.00%, a portion of which is secured by property and other assets with a carrying value of $58,475 at December 31, 2003	48,565	78,530
8.750% First Mortgage Bonds due July 1, 2008, prepaid November 26, 2003	—	11,041
8.625% First Mortgage Bonds due October 1, 2008, prepaid November 26, 2003	—	17,900

	561,811	621,025
Present value of capital lease obligations, less imputed interest: 2003 — $3,210; 2002 — $6,977; at effective interest rates of 6.62% to 13.89%	4,416	9,152

	566,227	630,177
Less amounts due within one year	13,354	41,463

	$552,873	$588,714

      During October 2003, we entered into a new $210.0 million senior credit facility (the “Credit Facility”). The Credit Facility consists of a five-year $135.0 million term loan facility and a four-year $75.0 million revolving credit facility. The revolving credit facility will be available for general corporate purposes and up to $55.0 million for the issuance of letters of credit. The term loan facility is fully drawn and we are utilizing $41.3 million of the revolving credit facility for letters of credit at December 31, 2003. The Credit Facility currently bears interest at the prime lending rate plus 2.25%, or the Eurodollar rate plus 3.25%, at our option. These rates may be adjusted quarterly based on the senior secured leverage ratio calculation. The revolving credit facility is secured by first priority liens on 79 nursing facilities (5,950 beds) with an aggregate carrying value of $111.3 million at December 31, 2003, has a security interest in certain patient accounts receivable, is guaranteed by substantially all of our present and future subsidiaries and imposes on us certain financial tests and restrictive covenants.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

9.	Long-Term Debt — (Continued)

      Concurrently with the Credit Facility transaction, we issued through a public offering $115.0 million of 2.75% convertible subordinated notes due 2033 (the “Convertible Notes”). The Convertible Notes are subordinated in right of payment to all of our existing and future senior debt. The Convertible Notes are convertible into shares of our common stock at an initial conversion price of $7.45 per share, at the option of the holder, if any of the following conditions are met:

•	during any fiscal quarter, if the market price of our common stock is at least $8.94 for at least 20 consecutive trading days during the 30 consecutive trading day period ending on the last day of the preceding fiscal quarter;

•	during the five business day period following any 10 consecutive trading day period in which (a) the trading price of a note for each day of such period is less than 105% of the conversion value and (b) the conversion value for each day of such period is less than 95% of the principal amount of a Convertible Note;

•	if we call the Convertible Notes for redemption; or

•	upon the occurrence of certain corporate transactions specified in the agreement.

      As of December 31, 2003, none of the conversion conditions had been met and therefore, the common shares into which the Convertible Notes may be converted were not included in the calculation of our diluted earnings per share. Assuming the Convertible Notes had been converted into shares of our common stock effective January 1, 2003, our unaudited pro forma diluted net income per share for the year ended December 31, 2003, would have been reduced by $0.09 per share to $0.66 per share diluted, based on a total number of shares outstanding of approximately 122,352,000.

      The net proceeds from these transactions were used as follows:

•	to redeem all $180.0 million of our outstanding 9% Senior Notes due 2006 and to pay the applicable premium of $2.7 million;

•	to redeem $31.0 million of our industrial development revenue and first mortgage bonds;

•	to repay $18.6 million of our mortgage obligations; and

•	to pay transaction fees and expenses, and for general corporate purposes.

      The 9 5/8% Senior Notes are unsecured obligations guaranteed by substantially all of our present and future subsidiaries (the “Subsidiary Guarantors”) and impose on us certain restrictive covenants. Separate financial statements of the Subsidiary Guarantors are not considered to be material to holders of our Senior Notes since the guaranty of each of the Subsidiary Guarantors is joint and several and full and unconditional (except that liability thereunder is limited to an aggregate amount equal to the largest amount that would not render its obligations thereunder subject to avoidance under Section 548 of the Bankruptcy Code of 1978, as amended, or any comparable provisions of applicable state law), and Beverly Enterprises, Inc., the parent, has no operations or material assets separate from its investments in its subsidiaries.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

9.	Long-Term Debt — (Continued)

      Maturities and sinking fund requirements of long-term debt, including capital leases, for the years ended December 31 are estimated as follows (in thousands):

	2004	2005	2006	2007	2008	Thereafter	Total

Future minimum lease payments	$887	$712	$503	$461	$440	$4,623	$7,626
Less interest	(375)	(335)	(304)	(288)	(273)	(1,635)	(3,210)

Net present value of future minimum lease payments	512	377	199	173	167	2,988	4,416
Notes, mortgages and bonds	12,842	13,044	11,031	49,009	106,408	369,477	561,811

	$13,354	$13,421	$11,230	$49,182	$106,575	$372,465	$566,227

      Most of our capital leases, as well as our operating leases, have original terms from ten to fifteen years and contain at least one renewal option (which could extend the terms of the leases by five to fifteen years), purchase options, escalation clauses and provisions for payments by us of real estate taxes, insurance and maintenance costs.

10.	Commitments and Contingencies

      Our future minimum rental commitments required by all noncancelable operating leases with initial or remaining terms in excess of one year as of December 31, 2003, are estimated as follows (in thousands):

Year Ending December 31,

2004	$43,504
2005	33,927
2006	16,274
2007	10,517
2008	9,647
Thereafter	20,133

$134,002

      Our total future minimum rental commitments are net of approximately $5.1 million of minimum sublease rental income due in the future under noncancelable subleases. The following table summarizes certain information relative to our operating leases, including operating leases for discontinued operations, for the years ended December 31 (in thousands):

	2003	2002	2001

Rent expense, net of sublease rent income	$70,132	$87,852	$106,814
Sublease rent income	1,143	2,036	2,248
Estimated contingent rent expense, based primarily on revenues	1,000	2,000	7,000

      Our management information systems data processing functions have been outsourced under an agreement which was renegotiated during 2002 and expires in 2007. Our future minimum commitments as of December 31, 2003, under this agreement are estimated as follows: 2004 — $2.4 million; 2005 — $2.4 million; 2006 — $2.5 million; 2007 — $762,000. We incurred approximately $2.3 million, $2.9 million and $3.4 million under this agreement during the years ended December 31, 2003, 2002 and 2001, respectively.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

10.	Commitments and Contingencies — (Continued)

      We are contingently liable for approximately $13.1 million of long-term debt maturing on various dates through 2019, as well as annual interest. These contingent liabilities principally arose from our sale of nursing facilities and assisted living centers. We operate two facilities related to approximately $2.8 million of the principal amount for which we are contingently liable, pursuant to long-term agreements accounted for as operating leases. We guarantee certain third-party operating leases. These guarantees arose from our dispositions of leased facilities and the underlying leases have $46.6 million of minimum rental commitments remaining through the initial lease terms, with the latest termination date being February 2019 as of December 31, 2003. In accordance with the FASB’s Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), we have recorded approximately $531,000, included in “Other accrued liabilities” on the consolidated balance sheet, as the estimated fair value of 2003 guarantees.

      In 2002, we notified federal and California healthcare regulatory authorities (CMS, Office of Inspector General (the “OIG”), the California Attorney General’s office and the California Department of Health) of our intent to conduct an internal investigation of past billing practices relating to MK Medical, our former medical equipment business unit based in Fresno, California. An independent accounting firm has reviewed MK Medical’s government payor billings since October 1, 1998, the date Beverly acquired the business unit. Deficiencies identified by the accounting firm primarily relate to inadequate documentation supporting Medicare and Medi-Cal claims for reimbursement for drugs, wheelchairs, and other durable medical equipment distributed by MK Medical. Specifically, the review identified instances of missing or incomplete certificates of medical necessity, treatment authorization requests, prescriptions and other documentation MK Medical is required to maintain in order to be entitled to reimbursement from government payors. Based on the results of the accounting firm’s review, we established a reserve in 2002, included in “Other accrued liabilities” on the consolidated balance sheets in the amount of $18.0 million to cover potential overpayments from government payors for the period from October 1, 1998 to 2002. We have advised regulatory authorities of the results of the accounting firm’s review. On September 15, 2003, we received a subpoena from the United States Attorney’s Office in Oakland, California, requesting the production of additional documents relating to MK Medical’s operations and our review of MK Medical’s claims. We have produced documents in response to this subpoena and continue to cooperate with the government’s request for information. Our liability with respect to this matter could exceed the reserved amount, which continues to be our best estimate of our exposure on this matter. We can give no assurance of the final outcome of this matter or its impact on our financial position, results of operations and cash flows.

      On February 3, 2000, we entered into a series of separate agreements with the U.S. Department of Justice and the OIG. These agreements settled the federal government’s investigations of the Company relating to our allocation to the Medicare program of certain nursing labor costs in our skilled nursing facilities from 1990 to 1998 (the “Allocation Investigations”).

      Under the Civil Settlement Agreement, we paid the federal government $25.0 million during 2000 and are reimbursing the federal government an additional $145.0 million through withholdings from our biweekly Medicare periodic interim payments in equal installments through the first quarter of 2008. The present value of the remaining obligation included as liabilities on our consolidated balance sheets was $61.9 million and $73.9 million at December 31, 2003 and 2002, respectively. In addition, we agreed to resubmit certain Medicare filings to reflect reduced labor costs allocated to the Medicare program. The adjustments for these resubmitted filings were part of the settlement agreement with CMS. (See Note 4.)

      Under the Corporate Integrity Agreement, we are required to monitor, on an ongoing basis, our compliance with the requirements of the federal healthcare programs. This agreement addresses our obligations to ensure that we comply with the requirements for participation in the federal healthcare

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

10.	Commitments and Contingencies — (Continued)

programs. It also includes functional and training obligations, audit and review requirements, recordkeeping and reporting requirements, as well as penalties for breach or noncompliance of the agreement. We believe that we are generally in compliance with the requirements of the Corporate Integrity Agreement.

      On October 31, 2002, a shareholder derivative action entitled Paul Dunne and Helene Dunne, derivatively on behalf of nominal defendant Beverly Enterprises, Inc. v. Beryl F. Anthony, Jr., et. al. was filed in the Circuit Court of Sebastian County, Arkansas, Fort Smith Division (No. CIV-2002-1241). This case is purportedly brought derivatively on our behalf against various current and former officers and directors. The complaint alleges causes of action for breach of fiduciary duty against the defendants based on: (1) allegations that defendants failed to establish and maintain adequate accounting controls such that we failed to record adequate reserves for patient care liability costs; and (2) allegations that certain defendants sold Company stock while purportedly in possession of material non-public information. On May 16, 2003, two additional derivative complaints (Holcombe v. Floyd, et. al. and Flowers v. Floyd, et. al.) were filed and subsequently transferred to the Circuit Court of Sebastian County, Arkansas, Fort Smith Division and consolidated with the Dunne action as Holcomb v. Beverly Enterprises, Inc. The Dunnes were subsequently dismissed as plaintiffs.

      On June 9, 2003, pursuant to a stipulation of the parties, the Court entered a scheduling order providing, among other things, that plaintiffs had thirty days from a ruling on the motion to dismiss filed by defendants in the related securities class action in federal court, In re Beverly Enterprises, Inc. Securities Litigation (Case No. 2:02 cv 2190), to file an amended complaint and that defendants shall have thirty days thereafter to respond to the complaint. The court entered a ruling on the defendants’ motion to dismiss in the federal securities class action on December 23, 2003, and the plaintiffs filed a notice of appeal on January 22, 2004. In light of the plaintiffs’ appeal, the parties agreed to a further stay of this derivative action pending resolution of the appeal. The dismissal of the appeal on April 19, 2004, described in paragraph (b) above, began the thirty-day period for plaintiffs to file an amended complaint in the derivative action, which they declined to do. Defendants’ response to the complaint was originally due on June 19, 2004. The court has extended the time for defendants to respond until October 17, 2004. Due to the preliminary state of this action, we are unable to assess the probable outcome of the case and can give no assurance of the ultimate impact on our financial position, results of operations and cash flows.

      In addition, since July 29, 1999, several derivative lawsuits have been filed in the state courts of Arkansas, California and Delaware, as well as the federal district court in Arkansas, assertedly on behalf of the Company (collectively, the “Derivative Actions”). The parties have agreed on a settlement in principle for these actions, which provides that we will incorporate various corporate governance practices that are consistent with our policies. In addition, the directors and officers’ liability insurance carriers, on behalf of the individual defendants, will pay no more than $375,000 for plaintiffs’ attorney’s fees.

      We are a party to various state and federal shareholder derivative actions that we have previously disclosed. Due to the preliminary state of these actions, we cannot assess the probable outcome of these actions or the materiality of the risk of loss. We can give no assurances of the ultimate impact of these proceedings on our consolidated financial position, results of operations or cash flows.

      We are a party to various legal matters relating to patient care, including claims that our services have resulted in injury or death to residents of our facilities. Over the past few years, we have experienced an increasing trend in the number and severity of the claims asserted against us. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on us.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

10.	Commitments and Contingencies — (Continued)

      There are various other lawsuits and regulatory actions pending against us arising in the normal course of business, some of which seek punitive damages that are generally not covered by insurance. We do not believe that the ultimate resolution of such other matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

11.	Stockholders’ Equity

      We have 300,000,000 shares of authorized $.10 par value common stock. We are subject to certain restrictions under our long-term debt agreements related to the payment of cash dividends on, and the repurchase of, our common stock. During 2003 and 2002, we did not pay any cash dividends on, or repurchase any of, our common stock. We have 25,000,000 shares of authorized $1 par value preferred stock, all of which remains unissued. The Board of Directors has authority, without further stockholder action, to set rights, privileges and preferences for any unissued shares of preferred stock.

      In November 2003, the Board of Directors authorized a stock repurchase program whereby we may repurchase, from time to time on the open market, up to $20.0 million of our outstanding common stock, effective December 1, 2003 and remaining in effect for one year. As of December 31, 2003, no shares had been repurchased under this authorization and any such repurchases will occur during open trading windows, if at all.

      In April 2003, we issued 2.5 million shares of restricted stock to certain officers and other employees. These shares vest one-third per year over the three years following the grant date. These restricted stock grants were made, along with certain cash incentives, as part of a program designed to retain key associates. If these additional shares had been issued prior to January 1, 2003, there would have been no material impact on the Company’s net income per share for the year ended December 31, 2003. We recognize compensation expense for our restricted stock grants at the fair market value of our common stock on the date of grant, amortized over the respective vesting periods on a straight-line basis. The total charges to our consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001 related to restricted stock grants were approximately $1.8 million, $1.3 million and $1.7 million, respectively.

      In January 2001, we filed a registration statement under Form S-8 with the Securities and Exchange Commission registering 1,174,500 shares of our common stock. These shares were previously repurchased by the Company and held in treasury. They may be issued under the Beverly Enterprises, Inc. Stock Grant Plan (the “Stock Grant Plan”) to holders of restricted stock who, by virtue of the terms of their employment contracts, severance agreements or other similar arrangements, are entitled to the immediate vesting of their restricted stock. In conjunction with ongoing operational reorganizations (as discussed in Note 5), 777,984 shares of our common stock under the Stock Grant Plan have been issued to various officers in exchange for shares of restricted stock held by them, which have been cancelled. Pre-tax workforce reduction charges of $84,000, $500,000 and $4.5 million were recorded in 2003, 2002 and 2001, respectively, in connection with the issuance of these shares.

      During 1997, the New Beverly 1997 Long-Term Incentive Plan was approved (the “1997 Long-Term Incentive Plan”). The plan became effective December 3, 1997 and remains in effect until December 31, 2006, subject to early termination by the Board of Directors. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for administering the 1997 Long-Term Incentive Plan and has complete discretion in determining the number of shares or units to be granted, in setting performance goals and in applying other restrictions to awards, as needed, under the plan. The 1997 Long-Term Incentive Plan was originally authorized to issue 10,000,000 shares of our common stock, subject to certain adjustments, in the form of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock,

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

11.	Stockholders’ Equity — (Continued)

restricted stock units, performance awards, bonus stock and other stock unit awards. In May 2001, our stockholders approved an amendment to this plan which authorized the issuance of an additional 5,000,000 shares.

      In general, nonqualified and incentive stock options must be granted at a purchase price equal to the fair market value of our common stock on the date of grant. Options issued at fair market value do not currently require the recording of compensation expense upon issuance. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine and expire no later than 10 years from the grant date. Stock appreciation rights may be granted alone, in tandem with an option or in addition to an option. Stock appreciation rights shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine and expire no later than 10 years from the grant date. Restricted stock awards are outright stock grants which have a minimum vesting period of one year for performance-based awards and three years for other awards. Performance awards, bonus stock and other stock unit awards may be granted based on the achievement of certain performance or other goals and will carry certain restrictions, as defined. The issuance of restricted stock and other stock awards usually require the recognition of compensation expense measured by the fair value of the stock on the date of grant.

      During 1997, the New Beverly Non-Employee Directors Stock Option Plan was approved (the “Non-Employee Directors Stock Option Plan”). The plan became effective December 3, 1997 and remains in effect until December 31, 2007, subject to early termination by the Board of Directors. We have 450,000 shares of our common stock authorized for issuance, subject to certain adjustments, under the Non-Employee Directors Stock Option Plan. The Non-Employee Directors Stock Option Plan was amended by the Board of Directors on March 28, 2001, to provide that each non-employee director be granted an option to purchase 11,000 shares of our common stock on June 1 of each year until the plan is terminated, subject to the availability of shares. These options are granted at a purchase price equal to the fair market value of our common stock on the date of grant, become exercisable one year after the date of grant and expire 10 years after the date of grant.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

11.	Stockholders’ Equity — (Continued)

      The following table summarizes stock option and restricted stock data relative to our long-term incentive plans for the years ended December 31:

	2003		2002		2001

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding at beginning of year	8,882,635	$6.62	5,808,260	$6.46	3,790,326	$5.02
Changes during the year:
Granted	103,000	3.96	4,749,460	6.43	3,914,323	7.77
Exercised	(234,850)	5.37	(512,612)	3.72	(943,608)	3.93
Cancelled	(970,582)	5.98	(1,162,473)	6.30	(952,781)	8.59

Options outstanding at end of year	7,780,203	6.70	8,882,635	6.62	5,808,260	6.46

Options exercisable at end of year	3,580,102	6.86	2,274,231	7.09	1,289,677	7.19

Options available for grant at end of year	1,967,432		2,933,703		6,465,204

Restricted stock outstanding at beginning of year	1,122,402		1,290,572		2,354,873
Changes during the year:
Granted	2,503,125		175,000		205,360
Vested	(131,550)		(112,684)		(75,709)
Forfeited	(352,971)		(230,486)		(1,193,952)

Restricted stock outstanding at end of year	3,141,006		1,122,402		1,290,572

      Exercise prices for options outstanding as of December 31, 2003, ranged from $2.33 to $14.38. The weighted-average remaining contractual life of these options is approximately seven years. The following table provides certain information with respect to stock options outstanding and exercisable at December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
	Options	Exercise	Remaining	Options	Exercise
Range of Exercise Prices	Outstanding	Price	Contractual Life	Exercisable	Price

$2.33-$6.85	3,782,276	$5.20	7.53	1,521,893	$4.71
$7.00-$9.80	3,582,592	7.73	7.26	1,655,000	7.68
$10.46-$11.76	364,710	11.29	7.28	352,584	11.29
$12.88-$14.38	50,625	13.58	4.17	50,625	13.58

$2.33-$14.38	7,780,203	6.70	7.39	3,580,102	6.86

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

11.	Stockholders’ Equity — (Continued)

      SFAS No. 148, issued on December 31, 2002, provides companies alternative methods of transitioning to SFAS No. 123’s fair value method of accounting for stock-based employee compensation, and amends certain disclosure requirements. SFAS No. 148 does not mandate fair value accounting for stock-based employee compensation, but does require all companies to meet the disclosure provisions. We currently do not recognize compensation expense for our stock option grants, which are issued at fair market value on the date of grant, and are accounted for under the intrinsic value method. We are in compliance with the current accounting rules surrounding stock-based compensation.

      On March 31, 2004, the Financial Accounting Standards Board (“FASB”) issued an Exposure Draft, Share-Based Payment, which is a proposed amendment to SFAS No. 123. The Exposure Draft would require all share-based payments to employees, including grants of employee stock options, to be expensed in the statements of income based on their fair values. Public comments on the Exposure Draft are due by June 30, 2004, and the FASB expects the new standard will be effective beginning in 2005.

      Pro forma information regarding net income (loss) and diluted net income (loss) per share has been determined as if we accounted for our stock option grants under the fair market value method described in SFAS No. 123. The fair market value of our stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2003, 2002 and 2001, respectively:

•	risk-free interest rates of 3.0%, 4.8% and 4.3%;

•	volatility factors of the expected market price of our common stock of .81, .74 and .59; and

•	expected option lives of five years.

      We do not currently pay cash dividends on our common stock and no future dividends are currently planned. The weighted-average assumptions resulted in a weighted average estimated fair market value of options granted during 2003, 2002 and 2001 of $2.61 per share, $3.55 per share and $4.25 per share, respectively.

      The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of our stock options.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

11.	Stockholders’ Equity — (Continued)

      For purposes of pro forma disclosures, the estimated fair market value of all outstanding stock options is amortized to expense over their respective vesting periods. The pro forma effects are not necessarily indicative of the effects on future years. The following table summarized our pro forma net income (loss) and diluted net income (loss) per share, assuming we accounted for our stock option grants in accordance with SFAS No. 123, for the years ended December 31 (in thousands, except per share amounts):

	2003	2002	2001

Reported net income (loss)(a)	$80,468	$(146,090)	$(301,272)
Stock option compensation expense	6,865	6,218	2,708

Pro forma net income (loss)	$73,603	$(152,308)	$(303,980)

Reported diluted net income (loss) per share	$0.75	$(1.39)	$(2.90)

Pro forma diluted net income (loss) per share	$0.69	$(1.45)	$(2.92)

(a)	Includes total charges to our consolidated statements of operations related to restricted stock grants of $1.8 million, $1.3 million and $1.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Beverly Enterprises 1988 Employee Stock Purchase Plan (as amended and restated) enables all full-time employees having completed one year of continuous service to purchase shares of our common stock at the current market price through payroll deductions. Effective January 1, 2003, we eliminated our matching contributions to this plan. Each participant specifies the amount to be withheld from earnings per pay period, subject to certain limitations. During 2002 and 2001 we matched 15% of each participant’s contribution. The total charges to our consolidated statements of operations for the years ended December 31, 2002 and 2001 related to this plan were approximately $300,000 and $500,000, respectively.

12.	Income Taxes

      The provision for (benefit from) income taxes, including taxes allocated to discontinued operations of $3.4 million in 2003 and $1.3 million in 2001, consists of the following for the years ended December 31 (in thousands):

	2003	2002	2001

Federal:
Current	$(11,122)	$(8,345)	$1,487
Deferred	12,702	10,447	56,831
State:
Current	6,867	3,835	5,000
Deferred	—	148	(1,930)

	$8,447	$6,085	$61,388

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

12.	Income Taxes — (Continued)

      A reconciliation of our income tax provision (benefit), including taxes allocated to discontinued operations computed at the statutory federal income tax rate to our actual provision for (benefit from) income taxes is summarized as follows for the years ended December 31 (in thousands):

	2003	2002	2001

Tax (benefit) at statutory rate	$31,121	$(49,002)	$(83,959)
General business tax credits	(968)	(2,090)	(5,987)
State tax provision (benefit), net	8,423	2,593	(10,666)
Impairment charges	—	12,685	7,090
Increase (decrease) in valuation allowance	(30,141)	45,520	153,697
Other	12	(3,621)	1,213

	$8,447	$6,085	$61,388

      Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences giving rise to our deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows (in thousands):

	December 31, 2003		December 31, 2002

	Asset	Liability	Asset	Liability

Insurance reserves	$70,838	$—	$79,071	$—
General business tax credit carryforwards	37,708	—	28,742	—
Alternative minimum tax credit carryforwards	21,279	—	19,124	—
Provision for dispositions	3,539	16,016	66,768	8,387
Provision for Medicare repayment	26,574	—	31,735	—
Depreciation and amortization	21,572	55,687	28,399	113,228
Operating supplies	—	9,538	—	11,489
Federal net operating loss carryforwards	34,183	—	55,659	—
Other	29,767	18,440	29,279	17,051

	245,460	99,681	338,777	150,155
Valuation allowances:
Federal	(155,692)	—	(179,625)	—
State	(13,384)	—	(19,592)	—

Net deferred tax balances	$76,384	$99,681	$139,560	$150,155

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

12.	Income Taxes — (Continued)

      At December 31, 2003, for federal income tax purposes, we had federal net operating loss carryforwards of $93.2 million that expire in years 2018 through 2023; general business tax credit carryforwards of $37.7 million that expire in years 2006 through 2023; and alternative minimum tax credit carryforwards of $21.3 million that do not expire. Under the guidance of SFAS No. 109, based upon our operating results in recent years, our reported cumulative losses, and the inherent uncertainty associated with the realization of future income in the near term, we have provided a valuation allowance on our net deferred tax assets as of December 31, 2003 and 2002.

13.	Fair Values of Financial Instruments

      Financial Accounting Standards Statement No. 107, Disclosures About Fair Value of Financial Instruments, (“SFAS No. 107”) requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent our underlying value.

      The carrying amounts and estimated fair values of our financial instruments at December 31, 2003 and 2002 are as follows (in thousands):

	2003		2002

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$258,815	$258,815	$115,445	$115,445
Notes receivable, net (including current portion)	27,873	27,873	24,997	24,997
Beverly Indemnity funds	11,809	11,809	2,809	2,809
Long-term debt (including current portion)	566,227	640,723	630,177	585,657
Federal government settlements (including current portion)	61,888	61,888	73,891	73,891

      At December 31, 2003 and 2002, we had outstanding defeased long-term debt with aggregate carrying values of $6.3 million and $4.6 million, respectively. The fair value of such defeased debt was approximately $6.4 million and $4.6 million at December 31, 2003 and 2002, respectively. The fair value was estimated using discounted cash flow analyses, based on our incremental borrowing rates for similar types of borrowing arrangements.

      In order to consummate certain dispositions and other transactions, we have agreed to guarantee the debt assumed or acquired by the purchaser or the performance under a lease, by the lessee. In accordance with FIN 45, we have recorded approximately $531,000, included in “Other accrued liabilities” on the 2003 consolidated balance sheet, as the estimated fair value of 2003 guarantees.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

13.	Fair Values of Financial Instruments — (Continued)

      We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

Cash and Cash Equivalents

      The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates its fair value.

Notes Receivable, Net (Including Current Portion)

      For variable-rate notes that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. For fixed-rate notes, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Beverly Indemnity Funds

      The carrying amount reported in the consolidated balance sheets for the Beverly Indemnity funds approximates its fair value and is included in the consolidated balance sheet caption “Prepaid expenses and other.”

Long-Term Debt (Including Current Portion)

      The carrying amounts of our variable-rate borrowings approximate their fair values. The fair values of the remaining long-term debt are estimated using discounted cash flow analyses, based on our incremental borrowing rates for similar types of borrowing arrangements.

Federal Government Settlements (Including Current Portion)

      The present value of our obligations to the federal government resulting from the settlements of the Allocation Investigations is included in the consolidated balance sheet captions “Federal government settlement obligations” and “Other liabilities and deferred items.” These obligations are non-interest bearing, and as such, were imputed at their approximate fair market rate of 9% for accounting purposes. The carrying amounts of these obligations approximate their fair values.

14.	Segment Information

      Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, provides disclosure guidelines for segments of a company based on a management approach to defining operating segments.

Description of the Types of Services from which each Operating Segment Derives its Revenues

      Our operations are currently organized into three primary segments:

•	Nursing Facilities, which provide long-term healthcare through the operation of skilled nursing homes and assisted living centers;

•	Aegis Therapies, which provides rehabilitation therapy services under contract to our nursing facilities and third-party nursing facilities; and

•	Home Care, which primarily provides hospice services.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

14.	Segment Information — (Continued)

Measurement of Segment Income or Loss and Segment Assets

      The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 1). We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

Factors Management Used to Identify Our Operating Segments

      Our operating segments are strategic business units that offer different services within the healthcare continuum. Business in each operating segment is conducted by one or more entities. The entities comprising each operating segment also have separate boards of directors or managers.

      The following table summarizes certain information for each of our operating segments (in thousands):

	Nursing		Home	All		Discontinued
	Facilities	Aegis(1)	Care	Other(2)	Total	Operations(3)

Year ended December 31, 2003
Revenues from external customers	$1,697,417	$77,007	$39,164	$6,558	$1,820,146	$535,833
Intercompany revenues	2,027	153,140	—	1,322	156,489	—
Interest income	2,939	25	1	2,398	5,363	161
Interest expense	11,641	—	8	51,665	63,314	2,984
Depreciation and amortization	50,063	831	547	7,707	59,148	10,515
Pre-tax income (loss)	65,416	46,892	5,030	(85,454)	31,884	57,031
Goodwill	44,745	—	11,723	269	56,737	697
Total assets	901,348	21,015	22,577	346,295	1,291,235	55,186
Capital expenditures	27,037	1,434	387	9,785	38,643	5,341
Year ended December 31, 2002
Revenues from external customers	$1,696,413	$52,871	$34,315	$1,648	$1,785,247	$733,293
Intercompany revenues	927	154,306	—	626	155,859	—
Interest income	1,566	42	13	3,068	4,689	60
Interest expense	12,813	—	23	49,816	62,652	4,177
Depreciation and amortization	54,553	710	724	7,209	63,196	25,749
Pre-tax income (loss)	108,239	35,569	(1,633)	(171,033)	(28,858)	(33,976)
Goodwill	44,015	—	11,724	269	56,008	7,701
Total assets	896,759	15,966	20,873	138,413	1,072,011	277,884
Capital expenditures	74,504	1,676	258	7,778	84,216	15,887
Year ended December 31, 2001
Revenues from external customers	$1,907,076	$17,366	$45,389	$1,342	$1,971,173	$759,996
Intercompany revenues	931	170,705	—	11,360	182,996	—
Interest income	122	4	—	2,785	2,911	166
Interest expense	21,019	—	74	53,354	74,447	4,926
Depreciation and amortization	55,103	278	1,472	6,916	63,769	29,233
Pre-tax income (loss)	56,777	48,322	(425)	(325,826)	(221,152)	(18,732)
Goodwill	27,693	—	13,397	269	41,359	103,525
Total assets	1,062,526	8,575	30,442	142,084	1,243,627	437,443
Capital expenditures	61,915	1,200	118	3,127	66,360	23,041

(1)	Pre-tax income (loss) includes profit on intercompany revenues, which is eliminated in “All Other.”

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

14.	Segment Information — (Continued)

(2)	Consists of the operations of our corporate headquarters and related overhead, as well as certain non-operating revenues and expenses. These amounts also include special pre-tax charges and adjustments totaling approximately $2.9 million, $65.9 million and $257.9 million for 2003, 2002 and 2001, respectively. These pre-tax charges primarily related to asset impairments, workforce reductions and other unusual items, special charges and adjustments related to federal government investigation settlements, as well as increasing reserves for patient care liability costs in 2002.

(3)	The results of operations of disposed facilities, clinics and other assets during 2003 and for the six months ended June 30, 2004, as well as the results of operations of held-for-sale assets at June 30, 2004, have been reported as discontinued operations, for all periods presented. Pre-tax income (loss) includes net gains on sales, exit costs, asset impairments and other unusual items of $60.7 million for 2003; net losses on sales, exit costs, asset impairments and other unusual items of $39.1 million in 2002; and $58.0 million of asset impairments and other unusual items in 2001. (See Note 6.)

15.	Subsequent Events

      On July 30, 2004, we purchased substantially all of the assets of Hospice USA, LLC and its affiliates, which were privately held companies providing hospice services in Mississippi, Alabama and Tennessee, for cash of approximately $69.1 million. At the time of the acquisition, Hospice USA and its affiliates operated 18 hospice locations and had an additional 16 locations under development.

      During June 2004, we commenced a cash tender offer to purchase any and all of our $200.0 million 9 5/8% senior notes due 2009 at an offer price of $1,190 per $1,000 principal amount tendered, plus accrued and unpaid interest, and a solicitation of consents to amend the indenture under which the 9 5/8% senior notes were issued. As of June 30, 2004, holders of $189.8 million of the 9 5/8% senior notes had tendered their notes and delivered consents.

      During June 2004, we issued $215.0 million of 7 7/8% senior subordinated notes due June 15, 2014 (“the Senior Subordinated Notes”). The Senior Subordinated Notes were issued at a discount (98.318% of par) to yield 8.125%. The Senior Subordinated Notes are general unsecured obligations subordinated in right of payment to our existing and future senior unsubordinated indebtedness and are guaranteed by certain of our subsidiaries. The Senior Subordinated Notes were issued through a private placement. We are required to file a registration statement with the SEC by September 23, 2004, in order to affect an exchange offer of these notes for publicly tradable notes. The proceeds from the Senior Subordinated Notes, together with cash on hand, were used to purchase for cash $189.8 million of our 9 5/8% senior notes tendered, as well as to pay related fees and expenses. We recorded a pre-tax charge of $40.3 million related to this transaction, including $36.1 million for the prepayment premium, $3.7 million for the write-off of deferred financing costs on the 9 5/8% senior notes and $505,000 for fees and expenses related to the tender offer. Approximately $36.1 million of the pre-tax charge, and $4.1 million of deferred financing costs related to the 7 7/8% senior subordinated notes, were paid out in cash during the second quarter of 2004, using $20.6 million of net proceeds from the issuance of the 7 7/8% senior subordinated notes and $19.6 million of cash on hand.

      During the second quarter of 2004, we entered into two amendments to our senior credit facility which, among other things, permitted the issuance of the Senior Subordinated Notes and the purchase of our 9 5/8% senior notes, reduced the interest rate on the term loan portion of the senior credit facility, increased the size of our revolving credit facility from $75.0 million to $90.0 million and modified certain financial covenant levels.

BEVERLY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

15.	Subsequent Events — (Continued)

      The results of operations of the following facilities and business disposed of during the six months ended June 30, 2004, as well as the operations of 24 nursing facilities (2,306 beds) classified as held for sale in June 2004, are reflected as discontinued operations for all periods presented in the accompanying consolidated statements of operations:

•	15 nursing facilities (1,703 beds); and

•	a home medical equipment business of our Home Care segment.

      On June 15, 2004, we eliminated the last of our off-balance sheet financing arrangements. BFC, formerly a non-consolidated bankruptcy remote, qualifying special purpose entity, repaid its $70.0 million of medium-term notes. The medium-term notes were repaid on June 15, 2004 with cash on hand at BFC. BFC no longer has third-party beneficial owners and was consolidated with us in June 2004 in accordance with SFAS No. 140.

      In April 2004, revisions were made to our Corporate Integrity Agreement to extend the services of the quality monitor to all of our nursing facilities and to reflect a modification of the requirements under the agreement with respect to training and education. We believe that we are generally in compliance with the requirements of our Corporate Integrity Agreement and file annual reports with the OIG documenting our compliance. If we fail to comply with our Corporate Integrity Agreement, we may be subject to penalties or exclusion from the Medicare and Medicaid programs, which could have an adverse effect on our financial condition and results of operations.

BEVERLY ENTERPRISES, INC.

SUPPLEMENTARY DATA (Unaudited)

QUARTERLY FINANCIAL DATA
(In thousands, except per share data)

      The following is a summary of our quarterly results of operations for the years ended December 31, 2003 and 2002:

	2003					2002

	1st	2nd	3rd	4th	Total	1st	2nd	3rd	4th	Total

Revenues	$437,598	$446,231	$461,201	$475,116	$1,820,146	$432,310	$457,132	$449,066	$446,739	$1,785,247

Income (loss) before provision for (benefit from) income taxes, discontinued operations and cumulative effect of change in accounting	$3,377	$6,235	$9,906	$12,366	$31,884	$10,277	$(20,385)	$16,757	$(35,507)	$(28,858)
Provision for income taxes	1,236	1,201	1,853	779	5,069	1,079	1,331	1,021	2,654	6,085

Income (loss) before discontinued operations and cumulative effect of change in accounting	2,141	5,034	8,053	11,587	26,815	9,198	(21,716)	15,736	(38,161)	(34,943)
Discontinued operations, net of taxes	10,047	12,457	1,930	29,219	53,653	11,306	7,702	(158)	(52,826)	(33,976)
Cumulative effect of change in accounting, net of taxes	—	—	—	—	—	(77,171)	—	—	—	(77,171)

Net income (loss)	$12,188	$17,491	$9,983	$40,806	$80,468	$(56,667)	$(14,014)	$15,578	$(90,987)	$(146,090)

Income (loss) per share of common stock:
Basic and diluted:
Before discontinued operations and cumulative effect of change in accounting	$0.02	$0.05	$0.08	$0.11	$0.25	$0.09	$(0.21)	$0.15	$(0.36)	$(0.33)
Discontinued operations, net of taxes	0.10	0.11	0.01	0.27	0.50	0.11	0.08	—	(0.51)	(0.32)
Cumulative effect of change in accounting, net of taxes	—	—	—	—	—	(0.74)	—	—	—	(0.74)

Net income (loss)	$0.12	$0.16	$0.09	$0.38	$0.75	$(0.54)	$(0.13)	$0.15	$(0.87)	$(1.39)

Shares used to compute basic net income (loss) per share amounts	104,743	107,156	107,142	107,201	106,582	104,441	104,731	104,865	104,861	104,726

Shares used to compute diluted net income (loss) per share amounts	104,743	107,161	107,600	108,089	106,920	105,466	104,731	104,937	104,861	104,726

Common stock price range:
High	$3.00	$4.30	$6.99	$8.60		$9.50	$9.18	$7.95	$3.89
Low	$1.63	$1.80	$3.71	$5.06		$5.66	$6.95	$1.90	$1.60

      We recorded provisions for income taxes, including taxes allocated to discontinued operations, at 9.5% and 4% for the years ended December 31, 2003 and 2002, respectively, primarily due to state income taxes.

      The operations of Matrix, MK Medical, Care Focus, 119 nursing facilities, eight assisted living centers and certain other assets, including 15 nursing facilities, one assisted living center and a home medical equipment business disposed of during the six months ended June 30, 2004, as well as 24 nursing facilities classified as held for sale during the six months ended June 30, 2004, have been reported as discontinued operations for all periods presented since they met the criteria under SFAS No. 144 and therefore, the results above differ from amounts previously reported in our Form 10-Qs. In addition, we recorded a cumulative effect for the change in accounting for goodwill as of January 1, 2002, which had not been included in the first quarter 2002 Form 10-Q.

BEVERLY ENTERPRISES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULES
(Item 15(a))

All other schedules are omitted because they are either not applicable or the items do not meet the various disclosure requirements.

BEVERLY ENTERPRISES, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2003, 2002 and 2001
(In thousands)

					Due to
		Charged			Acquisitions,
	Balance at	(Credited)			Dispositions and			Balance at
	Beginning	to	(Write-offs)		Discontinued			End of
Description	of Year	Operations	Recoveries		Operations	Other		Year

Year ended December 31, 2003:
Allowance for doubtful accounts:
Account receivable — patient	$43,189	$22,515	$(30,287)		$(3,478)	$(1,891)		$30,048
Account receivable — nonpatient	1,477	228	(20)		(4)	16		1,697	*
Notes receivable	7,761	(1,138)	(4,085)		682	2,106		5,326

	$52,427	$21,605	$(34,392)		$(2,800)	$231		$37,071

Valuation allowance on deferred tax assets	$199,217	$(30,141)	$—		$—	$—		$169,076

Year ended December 31, 2002:
Allowance for doubtful accounts:
Account receivable — patient	$51,400	$53,692	$(59,385)		$(4,207)	$1,689		$43,189
Account receivable — nonpatient	1,074	866	(615)		(14)	166		1,477	*
Notes receivable	4,941	1,012	(39)		181	1,666		7,761

	$57,415	$55,570	$(60,039)		$(4,040)	$3,521		$52,427

Valuation allowance on deferred tax assets	$153,697	$45,520	$—		$—	$—		$199,217

Year ended December 31, 2001:
Allowance for doubtful accounts:
Account receivable — patient	$91,636	$43,658	$(95,214	) (A)	$4,022	$7,298		$51,400
Account receivable — nonpatient	1,372	89	(477)		—	90		1,074	*
Notes receivable	3,573	504	93		107	664		4,941

	$96,581	$44,251	$(95,598)		$4,129	$8,052		$57,415

Valuation allowance on deferred tax assets	$—	$52,100	$—		$—	$101,597	(B)	$153,697

(A)	Includes the write-off of $39.0 million of Medicare cost report related receivables against a related reserve established in conjunction with the OIG settlement (see Amended Item 8 — Note 4).

(B)	Represents a full valuation allowance on our net deferred tax assets.

*	Includes amounts classified in long-term other assets as well as current assets.